Execution Version

BOREALIS MINING COMPANY LLC

A Nevada Limited Liability Company

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

January 30, 2013

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR, IN EACH CASE, EXEMPTION THEREFROM, AND IN COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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BOREALIS MINING COMPANY LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

     This Amended and Restated Limited Liability Company Agreement of BOREALIS MINING COMPANY LLC, a Nevada limited liability company (the “Company”), dated and effective as of January 30, 2013 (the “Effective Date”), is entered into by and among:

i)	BOREALIS HOLDINGS LLC, a Nevada limited liability company (together with its affiliates, successors and assigns, “Waterton”);

ii)	GRYPHON GOLD CORPORATION, a corporation organized and existing under the laws of Nevada (“Gryphon”);

iii)

such other Persons who from time to time become party hereto by executing a joinder to this Agreement substantially in the form of Exhibit A hereto and comply with the other conditions set forth in this Agreement and the Act (with (i) through (iii) collectively, the “Members”); and

iv)	the Company.

RECITALS

     WHEREAS, the Members desire to enter into this Agreement to provide for certain agreements governing the business and affairs of the Company and its Subsidiaries as set forth herein;

     WHEREAS, pursuant to the terms of that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), by and among Gryphon, the Company, Waterton and Waterton Global Value, L.P., Waterton purchased and acquired sixty percent (60%) of the membership interests of the Company;

     WHEREAS, upon the execution of this Agreement, the membership interests of the Company are being evidenced by one class of Units, designated herein as the Class A Units;

     WHEREAS, upon the execution of this Agreement, (i) Waterton’s membership interests will be evidenced by 6,000,000 Class A Units, representing a sixty percent (60%) ownership interest in the Company, and (ii) Gryphon’s membership interests will be evidenced by 4,000,000 Class A Units, representing a forty percent (40%) ownership interest in the Company; and

     WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain agreements governing the business, affairs and operations of the Company as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1
DEFINITIONS

     Section 1.1 Definitions.

     For purposes of this Agreement (a) certain capitalized terms have specifically defined meanings set forth below, (b) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (c) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time, and (d) the word “including” will be construed as “including without limitation.”

“43-101 Report” means a mineral resource classification report prepared in accordance with the standards and requirements set forth in National Instrument 43-101 or any comparable mineral resource report prepared by a qualified and industry accepted independent consultant in accordance with applicable industry and regulatory standards.

“Act” means the Nevada Limited Liability Company Act (N.R.S §§ 86.011 -86.541, et seq.), as amended.

“Adjusted Quorum” is defined in Schedule 7.1.

“Affiliate” means with respect to any specified Person, (a) any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (b) any Person who is a general partner, member, managing director, manager, officer, director or principal of the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Indemnitors” is defined in Section 16.1(b) .

“Affiliated Fund” means each corporation, trust, limited liability company, general or limited partnership or other entity controlling or under common control with Waterton.

“Agreement” means this Limited Liability Company Agreement of the Company, as amended, modified, supplemented or restated from time to time.

“Ancillary Documents” is defined in Section 12.2(a) .

“Area of Interest” is defined in Section 20.4.

“Asset Sale” is defined in Section 5.1(c) .

“Asset Value” of any property of the Company means its adjusted basis for U.S. federal income tax purposes unless:

(a)

the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property means the gross Fair Market Value of the property agreed to by the Company and the contributing Member; or

(b)	the property of the Company is revalued in accordance with Section 4.2, in which event the Asset Values for such property will equal the Fair Market Values established pursuant to such revaluation.

Asset Value of each asset will be increased or decreased to reflect any adjustment to the adjusted basis of the asset under Section 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulation § 1.704 -1(b)(2)(iv)(m).

As of any date, references to the “then prevailing Asset Value” of any property means the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods (or portions thereof) subsequent to such prior determination date.

“Assignee” is defined in Section 11.1(c) .

“Assignor” is defined in Section 11.1(b) .

“Board Manager” is defined in Schedule 7.1.

“Board of Managers” means the board of managers designated and determined as provided in Schedule 7.1.

“Budget” means a detailed budget and cashflow forecast relating to exploration, development, management and operation of the Properties and all other Operations together with all general and administrative costs and expenses and other related costs and expenses, including information with respect to all costs to be incurred and expenditures to be made with respect to the Properties, as well as a schedule of Capital Contributions to be made by the Members with respect to a Program, as approved by the Board of Managers.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, NY or Toronto, ON are authorized or required to close.

“Call Notice” is defined in Section 3.9(a) .

“Capital Account” is defined in Section 4.1.

“Capital Contribution” means with respect to any Member, the sum of (a) the amount of money and (b) the Fair Market Value of any other property (net of liabilities assumed by the Company or to which the property is subject) contributed or deemed to have been contributed by such Member to the Company with respect to the Interest held by such Member pursuant to this Agreement.

“Certificate” means the Certificate of Formation of the Company and any amendments thereto and restatements thereof filed on behalf of the Company with the Secretary of State of the State of Nevada pursuant to the Act.

“Change in Control” means any transaction or series of transactions pursuant to which any Person(s) or group of Persons acting together other than Waterton and its Affiliates in the aggregate acquire(s) directly over 50% of the Class A Units or of the assets (as determined by Fair Market Value) of the Company and its Subsidiaries determined on a consolidated basis.

“Chargee” is defined in Section 11.6.

“Class” when used with reference to a Unit, means the class of Units of which such Unit is a part.

“Class A Member” means a Person in regard to such Person’s particular Interest in Class A Units.

“Class A Units” is defined in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company formed by virtue of this Agreement and the filing of the Certificate in accordance with the Act.

“Confidential Information” is defined in Section 9.4.

“Control” means (a) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity share capital of a specific Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests or other ownership interests, by contract or otherwise. “Controlling” and “Controlled” shall have the correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person of which it owns, directly or indirectly, a majority of the ownership or voting interests.

“Credit Agreement” is defined in Section 20.26(a) .

“Credit Documents” is defined in Section 20.26(a) .

“Credit Facilities” is defined in Section 20.26(a) .

“Cure Period” is defined in Section 3.7(c) .

“Default Amount” is defined in Section 3.7(a) .

“Default Loan” is defined in Section 3.7(b) .

“Default Rate” means the then-applicable LIBOR (London Interbank Offered Rate) for any date of reference plus ten percent (10%) calculated per annum; provided, that with respect to any Default Amount outstanding during a Cure Period, the Default Rate shall be equal to (i) ten percent (10%) per annum for the first month of the Cure Period; (ii) twenty percent (20%) per annum for the second month of the Cure Period, (iii) twenty percent (20%) per annum for the third month of the Cure Period, (iv) thirty percent (30%) per annum for the fourth month of the Cure Period, (v) forty percent (40%) per annum for the fifth month of the Cure Period, and (vi) forty percent per annum for the sixth month of the Cure Period.

“Delinquent Member” is defined in Section 3.7(a) .

“Distribution” means cash or property (valued at its Fair Market Value and net of liabilities assumed by the Member or its Affiliates to which such property is distributed or to which the property is subject) distributed by the Company to a Member in respect of the Member’s Interest in any manner. For the avoidance of doubt, such term shall not include advisory fees, management fees, compensation or expense reimbursements paid to a holder of Units or its Affiliates.

“Drag Along Notice” is defined in Section 12.1(a) .

“Drag Along Sale” is defined in Section 12.1(a) .

“Drag Along Sale Percentage” is defined in Section 12.1(a) .

“Drag Along Seller” is defined in Section 12.1(a) .

“Effective Date” is defined in the Preamble of this Agreement.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at or associated with reclamation or restoration of the Properties or any other property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee health and safety; mine health and safety; protection of cultural or historic resources; management, storage, transportation, use or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including land, ambient air, surface water and groundwater; and all other Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Excluded Member” means any Member (a) who is not an “accredited investor” (within the meaning of Rule 501(a) promulgated by the Securities and Exchange Commission), (b) whose Participation Portion is less than 10%, or (c) who is an employee, consultant or service provider of the Company or any of its Subsidiaries, if such Member is in breach of any noncompetition, nonsolicitation, confidentiality or similar restrictive provision to which such Member is bound pursuant to any employment agreement or other agreement between such Member and the Company or any of its Subsidiaries.

“Exempted Person” is defined in Section 16.6.

“Fair Market Value” means, as of any date, (i) as to any Unit, the good faith determination of the Board of Managers of the fair value of such Unit as of the applicable reference date and (ii) as to any property or asset, the good faith determination of the Board of Managers of the fair value of such property or asset as of the applicable reference date, and in each case, such fair value shall be determined by taking into account the earnings, liabilities and other financial information of the Company for such period of time as deemed appropriate, the prospects of the Company and the mining industry generally, the mineral reserves of the Company, the general condition of the financial markets, the general condition of the gold and precious metals markets and such other customary or commercially reasonable factors deemed appropriate by the Board of Managers.

“Force Majeure Event” means, with respect to the Company, the Board of Managers or any Member, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control: (a) labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Board of Managers to grant), (b) any actions or inactions by any governmental authorities that delay or prevent the issuance or granting of any Permits or other authorization required to conduct Operations beyond the reasonable expectations of the Company, the Member or the Board of Managers seeking the Permit or other authorization, (c) changes in Law, and instructions, requests, judgments and orders of governmental authorities, (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, (e) acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared, (f) riots, civil strife, insurrections and rebellions, (g) fires, explosions and acts of God, including earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions, (h) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment, (i) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (j) accidents, (k) breakdowns of equipment, machinery or facilities, (l) actions by native rights groups, environmental groups, or other similar special interest groups, and (m) other similar causes, conditions, events and circumstances beyond its reasonable control.

“Fiscal Year” means the fiscal year of the Company, which will be the calendar year or such other fiscal year as from time to time determined by the Board of Managers.

“Growth Board Managers” is defined in Schedule 7.1.

“Gryphon” is defined in the Recitals.

“Gryphon Board Managers” is defined in Schedule 7.1.

“Hedging Transaction” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward sales, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, gold or silver streaming contracts, mineral supply agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement. “Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules.

“Indemnified Persons” is defined in Section 16.1.

“Indirect Transfers” is defined in Section 11.1(e) .

“Initial Contribution Date” means (a) for the holders of Units as of the date hereof, the date of this Agreement and (b) for each other Person who is hereafter admitted as a Member in accordance with the terms of Article 11 and the Act, the date of such admission.

“Initial Gryphon Contribution” is defined in Section 3.6(b) .

“Interest” means, with respect to any Person as of any time, such Person’s limited liability company interest in the Company, which includes the number of Units such Member holds and such Person’s Capital Account balance. When expressed as a percentage or fraction, a Person’s Interest shall mean the ratio of the number of Units owned by that Person to the total number of outstanding Units. For purposes of certainty, “Interest” shall not mean, and shall not be deemed to include, a Net Profit Interest.

“Issuance” is defined in Section 13.1.

“Laws” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement (including Environmental Laws, permits associated with the Properties, energy regulations, occupational, safety and health standards or controls, taxation laws and securities laws and regulations) of any federal, state, provincial, local, territorial, county, municipal, tribal, aboriginal or other governmental authority.

“Leased Property” means all real property rights, titles and interests, whether fee, surface, subsurface, mineral, water or otherwise, leased or used by the Company, including the undivided 100% interest in those patented and unpatented mining claims as more particularly described as the “Leased Property” in Schedule 1.1(a) .

“Liabilities” means all liabilities of the Company which in accordance with generally accepted accounting principles should be carried as liabilities on the balance sheet of the Company.

“Members” is defined in the Preamble.

“Net Profit” and “Net Loss” are defined in Section 5.5.

“Net Profit Interest” means an interest in the Net Profits of the Company, which consists of a right to receive a proportion of such Net Profits corresponding to the percentage set out in Section 3.11, which payments shall be made to the holder of the Net Profit Interest on a monthly basis (to the extent any Net Profits are payable for such month). For purposes of certainty, a “Net Profit Interest” shall not mean, and shall not be deemed to be, an Interest.

“Non-Defaulting Member” is defined in Section 3.7(a) .

“Notice” is defined in Section 20.3.

“Notified Member” is defined in Section 11.7.

“Offer Notice” is defined in Section 11.7.

 “Offered Interest” is defined in Section 11.7.

“Offered Price” is defined in Section 11.7.

“Offered Terms” is defined in Section 11.7.

“Operations” means the business, operations and activities of the Company.

“Other Investments” is defined in Section 20.26(a) .

“Owned Property” means all real property rights, titles and interests, whether fee, surface, subsurface, mineral, water or otherwise, including patented and unpatented lode and placer mining claims, owned, held, or controlled by the Company, including the undivided 100% interest in those patented and unpatented mining claims as more particularly described as the “Owned Property” in Schedule 1.1(a) .

“Participating Seller” is defined in Section 12.2(a) .

“Participation Buyer” is defined in Section 13.3.

“Participation Commitment” is defined in Section 13.3.

“Participation Notice” is defined in Section 13.2.

“Participation Portion” is defined in Section 13.2(a) .

“Per Share Offering Price” is defined in Section 20.1(a) .

“Permitted Transferee” is defined in Section 11.2.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited or unlimited liability company, limited liability partnership, limited partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

“Pre-Offering Company Value” is defined in Section 20.1(a) .

“Program” means a description, in reasonable detail, of the Operations to be conducted and the objectives to be accomplished by the Board of Managers for a year or any longer period.

“Properties” means (a) the Owned Property and the Leased Property, together with all water and water rights, easements, access rights, rights-of-way and other appurtenances attached to or associated with the Owned Property or the Leased Property, and (b) all other interests in real property within the Area of Interest that are acquired by the Company.

“Prospective Buyer” is defined in Section 12.1.

“Prospective Subscriber” is defined in Section 13.2(a) .

“Public Offering” means a public offering and sale of the common equity of the Company, equity of any entity with Control over the Company, or any direct or indirect Subsidiary of the Company for cash registered under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission) or any equivalent Canadian commission; provided that the following will not be considered a Public Offering: (a) any issuance of common equity interests as consideration for a merger or acquisition or (b) any issuance of common equity interests or rights to acquire common equity interests to existing equityholders or to employees of the Company or its Subsidiaries on Form S-4 or Form S-8 (or a successor form adopted by the Securities and Exchange Commission) or otherwise.

“Purchasing Holder” is defined in Section 13.9.

“Quorum” is defined in Schedule 7.1.

“Regulations” means the income tax regulations promulgated under the Code, as in effect from time to time.

“Regulatory Allocations” is defined in Section 5.6.

“Related Party” means (a) each individual who is, or who has at any time been, an officer, director or manager, as applicable, of the Company or any of its Subsidiaries, and (b) any trust or other entity (other than the Company) in which any one of the individuals referred to in clause (a) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representative” means, with respect to any Person, any director, manager, officer, employee, partner, agent, financing source, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Resignation Effective Date” is defined in Section 3.1(a) .

“Royalty” shall mean any share of mineral production, including, gross smelter return royalties, net smelter return royalties, overriding royalties, non-participating royalties, production payments, net profit interests and all other mineral royalties of every type and characterization, whether constituting a real property or a personal property interest.

“Sale of the Company” means (i) the direct or indirect sale of all or substantially all of the Interests or assets of the Company and its Subsidiaries, taken as a whole (whether by merger, consolidation, recapitalization, transfer of equity securities, purchase and sale or otherwise) or (ii) any dissolution of the Company in accordance with this Agreement; provided that for greater certainty, a sale of all of the shares of Gryphon shall not be considered to be a Sale of the Company.

“Securities Act” means the Securities Act of 1933 and applicable rules and regulations thereunder, or any equivalent Canadian law.

“Securities and Exchange Commission” means the U.S. Securities and Exchange Commission and any successor governmental agency or regulatory body.

“Selling Member” is defined in Section 11.7.

“Subject Securities” is defined in Section 13.1.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof are at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person will be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to any direct or indirect Subsidiaries of the Company.

“Supply Agreements” is defined in Section 20.26(a) .

“Tag Along Holder” is defined in Section 12.2(a) .

 “Tag Along Notice” is defined in Section 12.2(a) .

“Tag Along Offer” is defined in Section 12.2(b) .

“Tag Along Seller” is defined in Section 12.2(b) .

“Tag Along Transfer” is defined in Section 12.2.

“Tag Along Transfer Percentage” is defined in Section 12.2(a)(i) .

“Takeover Proposal” is defined in Section 17.11

“Target Capital Account” means an account maintained for each Member which shall be the same as the Member’s Capital Account, as increased by the Members’ shares of “minimum gain” and “partner minimum gain” (as such terms are used in Regulation Section 1.704 -2), and increased with respect to a Member by any amount that the Member is unconditionally required to restore to the Company,

“Tax Distributions” is defined in Section 5.1.

“Tax Matters Member” is defined in Section 10.1.

“Transfer” means any sale, assignment, pledge, mortgage, exchange, hypothecation, charge, grant of a security interest, lien, encumbrance, abandonment, disposition or other direct or indirect transfer, conveyance or encumbrance (whether with or without consideration, whether voluntarily or involuntarily, whether by operation of law, whether by foreclosure, exercise of remedies, right of action, or otherwise). The terms “Transferee,” “Transferor,” “Transferred” and other forms of the word “Transfer” will have the meanings correlative to the foregoing.

“Units” means each of the Class A Units and any other class of units of the Company that are a measure of a Member’s share of Net Profit and Net Loss of the Company as provided in Article 5.

“Waterton” is defined in the Recitals.

“Waterton Board Manager” is defined in Schedule 7.1.

“Waterton Group Member” means Waterton, any Affiliated Fund, any Affiliate of Waterton and any Waterton Permitted Transferee.

“Waterton Units” is defined in Section 12.2.

 ARTICLE 2
FORMATION AND PURPOSE

     Section 2.1 Formation.

     The Company was formed as a limited liability company in accordance with the Act by the filing of the Certificate with the Secretary of State of the State of Nevada on January 30, 2013. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members will be determined pursuant to this Agreement and, to the extent required by the Act, by the Act. To the extent that the rights, powers, duties, obligations or liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement will, to the extent permitted by the Act, control.

     Section 2.2 Name.

     The name of the Company is “Borealis Mining Company LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable Laws, any other name that the Board of Managers deems appropriate. The Board of Managers may change the name of the Company at any time and from time to time. Prompt notification of any such change will be given to all Members. The Board of Managers will file, or will cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate.

     Section 2.3 Registered Office/Agent.

     The registered office required to be maintained by the Company in the State of Nevada pursuant to the Act will initially be the office and the agent so designated on the Certificate. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the determination of the Board of Managers.

     Section 2.4 Term.

     The term of the Company will continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity will continue until the cancellation of the Certificate as provided in the Act.

     Section 2.5 Purpose.

     Subject to the provisions of this Agreement, the purposes for which the Company has been formed and the powers that it may exercise, all being in furtherance, and not in limitation, of the general powers conferred upon limited liability companies by the State of Nevada, are: (a) to invest in, own, manage, develop and operate the current business and Operations of the Company and its Subsidiaries; (b) in general, to carry on any lawful business whatsoever that is calculated, directly or indirectly, to promote the interests of the Company and its Subsidiaries or to enhance the value of its assets; (c) to engage in such other business and operations as may be determined by the Board of Managers; and (d) to do any and all things incidental to the accomplishment of the foregoing purposes, or incidental to the protection and benefit of the Company and its Subsidiaries.

     Section 2.6 Powers; Ownership of Property.

     (a) The Company will possess and may exercise all of the powers and privileges granted by the Act or by any other law together with such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

     (b) All property and assets, including the Properties, shall be owned, held by and titled in the name of the Company, and no Member shall own any such property or assets in an individual capacity.

     Section 2.7 Certificate.

     The filing of the Certificate is hereby ratified and confirmed and the Person filing such Certificate is hereby designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate, and said Person and such other Persons as may be designated from time to time by the Board of Managers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

     Section 2.8 Principal Office.

     The principal executive office of the Company will be located at such place as the Board of Managers will establish, and the Board of Managers may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Nevada. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Nevada, as it deems appropriate.

     Section 2.9 No State-Law Partnership.

     The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the immediately following sentence, and neither this Agreement nor any document entered into by the Company or any Member will be construed to suggest otherwise. The Members intend that the Company be treated as a partnership for federal and, if applicable, state or local income tax purposes, and the Company and each Member will file all tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE 3
MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

     Section 3.1 Members.

     The Members of the Company will be listed on Schedule 3.1, as from time to time amended and supplemented in accordance with this Agreement. The Company will maintain a current list of Members, the total amount of Capital Contributions made by each such Member, the number and class of Units held by such Member and each Member’s Capital Account balance. Notwithstanding any other provision of this Agreement (except Section 5.1(a) and Section 5.7(d)) or anything otherwise existing at law (whether common or statutory) or in equity, to the fullest extent permitted by applicable law, in taking, failing to take, voting for, consenting to or approving, or refusing to vote for, consent to or approve, any action pursuant this Agreement, the Act or otherwise, no Member shall have any duty (including any fiduciary duty) to consider the interests of the Company, any other Member or any other Person, and may solely consider its own interests or any other interests or factors that it desires as determined in its sole discretion.

     Section 3.2 Member Interests and Units.

     The Interests of the Members of the Company will be divided into Units. There will be one Class of Units, which will initially consist of “Class A Units.” Each Class A Unit will represent an Interest in the Company, will be designated as a Class A Unit of the Company and will be entitled to the Distributions provided for in Article 5. The Company may issue fractional Units, which fractional Units shall be rounded to the sixth decimal place.

     Section 3.3 Voting.

     Except as required by applicable Law or as otherwise set forth herein, (a) Members shall not be entitled to any voting rights, (b) all classes of Units shall be non-voting and (c) any action which would otherwise be subject to a vote of Members under the Act may be taken by the Company upon approval of the Board of Managers.

     Section 3.4 Specific Limitations.

     No Member will have the right or power to: (a) withdraw or reduce its Capital Contribution except as provided by the Act or in this Agreement, (b) make voluntary Capital Contributions, (c) bring an action for partition against the Company, the Properties or any Company assets, (d) cause the dissolution of the Company, except as set forth in this Agreement or as required by the Act, or (e) require that property other than cash be distributed upon any Distribution.

     Section 3.5 Additional Members and Units.

     Subject to Section 3.2 and Article 13, the Board of Managers may create, authorize and issue Units in the Company (including new or other classes or series thereof having different rights than the Class A Units) and admit Persons as Members in exchange for such contributions to capital (including commitments to make contributions to capital) or such other consideration (including past or future services) and on such terms and conditions (including vesting and forfeiture provisions) as the Board of Managers determines. The Board of Managers will have the power to make such amendments to this Agreement in order to provide for such powers, designations, preferences and rights as the Board of Managers in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance; provided that any adverse change to the rights, preferences or obligations of a class of Units shall require the consent of the Members holding at least a majority of the units of such class then outstanding; provided, further, that any such amendment shall not adversely change the rights, preferences or obligations of any Member that would be borne disproportionately by such Member relative to other Members holding Units of the same class under this Agreement (unless such Member consents in writing thereto). Promptly following the issuance of Units, the Board of Managers will cause the books and records of the Company to reflect the number of Units issued, any Members or additional Members holding such future Units, and in the case of Units issued other than solely in connection with the performance of services, the Capital Contribution per Unit. Upon the execution of this Agreement, a joinder to this Agreement in the form of Exhibit A hereto or a counterpart of this Agreement, together with any other documents or instruments required by the Board of Managers in connection therewith, and the making of the Capital Contribution (if any) specified to be made at such time, a Person will be admitted to the Company as a Member of the Company. Notwithstanding any other provision herein, all Members hereby agree to any amendment to this Agreement or the Certificate reasonably required for each such purpose in the opinion of the Board of Managers.

Section 3.6 Capital Contributions.

     (a) Each Member’s initial Capital Contribution or deemed initial Capital Contribution, if any, whether in cash or in-kind, and the number of Units issued to such Members will be as set forth in Schedule 3.1 or in the writing pursuant to which such Units were issued to such Member. Any in-kind Capital Contributions will be effected by a written assignment or such other documents as the Board of Managers will direct. Any Member making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the Board of Managers may direct to evidence and perfect the Company’s interest in such in-kind Capital Contribution.

     (b) Except as otherwise specified in any approved Program and Budget, the Board of Managers shall have the sole authority to determine whether or not additional Capital Contributions shall be made to the Company. Absent a determination by the Board of Managers to authorize a Capital Contribution or as otherwise specified in any approved Program and Budget, a Member shall not have any obligation to make any additional Capital Contribution. The Members shall be obligated to make additional Capital Contributions to fund approved Programs and Budgets and to fund additional Capital Contributions authorized by the Board of Managers, with such Capital Contributions to be funded by the Members as follows: (i) Gryphon shall be solely responsible for making the first Four Million Dollars ($4,000,000) in Capital Contributions (the “Initial Gryphon Contribution”), which amount of Capital Contributions shall be made by Gryphon without any increase or adjustment in its Interest or any decrease or adjustment in the Interest of any other Member, subject to the effect of Section 3.7 for the failure to make such Capital Contribution; and (ii) following the Initial Gryphon Contribution, the Members shall make Capital Contributions pro rata in proportion to their respective Interests. Prior to the Effective Date, Waterton Global Value, L.P. advanced a loan of $3,000,000 to Gryphon for use by the Company and the conduct of the Company’s business and operations, which loan was advanced to Gryphon under and pursuant to the Credit Agreement. As of the Effective Date, such $3,000,000 loan from Waterton Global Value, L.P. to Gryphon shall be treated as, and shall be deemed to be: (x) a $3,000,000 Capital Contribution to the Company that shall be applied to the satisfaction of the Initial Gryphon Contribution; and (y) a Default Loan made by Waterton to Gryphon for purposes of this Agreement (and a corresponding Capital Contribution to the Company), with a Default Amount as of the Effective Date of $3,000,000. As of the Effective Date, Gryphon will be treated as a Delinquent Member and Waterton will be treated as a Non-Defaulting Member, and Section 3.7 shall apply to this Default Loan. For purposes of this Agreement, the Effective Date shall be deemed to be the date on which such Default Amount was due as a Capital Contribution to the Company.

     (c) With respect to an adopted Program and Budget then in effect, the Board of Managers shall submit to each Member from time to time an invoice for estimated cash requirements for the Company for the period of time referenced therein. With respect to a Capital Contribution specified in a Program and Budget, each Member shall, within three (3) Business Days after receipt of such an invoice, pay to the Company as an additional Capital Contribution its proportionate share of the estimated amount based on its Interest. With respect to a Capital Contribution authorized by the Board of Managers, each Member shall, within three (3) Business Days following such authorization, pay to the Company as an additional Capital Contribution its proportionate share of such Capital Contribution based on its Interest. Time is of the essence in the payment of any Capital Contribution pursuant to the Program and Budget or as authorized and called by the Board of Managers. Subject to receipt of such Capital Contributions or other funds under this Agreement, the Board of Managers (a) shall maintain a minimum cash reserve of the amount the Board of Managers estimates will be required to pay Company costs and expenses that are or will become payable within thirty (30) days after the date of determination, and (b) shall have the right to maintain an additional cash reserve of up to the amount the Board of Managers estimates will be required to pay Company costs and expenses that are or will become payable within an additional three (3) months after the date of determination. All funds in excess of the immediate cash requirements of the Company shall be invested in one or more interest-bearing accounts maintained with a deposit taking financial institution reasonably selected by the Board of Managers.

Section 3.7 Remedies For Failure to Meet Cash Calls.

     (a) If a Member (the “Delinquent Member”) has not contributed all or any portion of any additional Capital Contribution that such Member is or was required to contribute under this Agreement (the “Default Amount”), then the other Member (the “Non-Defaulting Member”) may elect to exercise its rights under either Section 3.7(b), 3.7(c) or 3.7(d) by written notice to the Delinquent Member within one (1) Business Day after the occurrence of the default, but in each case subject to Section 3.7(c) . In the absence of delivery of a written notice of election of rights, the Non-Defaulting Member shall be deemed to have elected to exercise its rights under Section 3.7(b) . In the case of an election under Section 3.7(b) or 3.7(c), the Non-Defaulting Member shall pay the entire Default Amount to the Company on behalf of the Delinquent Member within such one (1) Business Day period.

     (b) If the Non-Defaulting Member makes an election under this Section 3.7(b), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a loan (a “Default Loan”) from the Non-Defaulting Member to the Delinquent Member, and a Capital Contribution of that amount to the Company by the Delinquent Member, with the following results:

     (i) the amount of the Default Loan shall bear interest at the Default Rate from the date that the Non-Defaulting Member makes the Default Loan until the date that the Default Loan, together with all accrued and unpaid interest, is repaid by the Delinquent Member to the Non-Defaulting Member or from Distributions as provided in Section 3.7(b)(ii) (with all payments or distributions being applied first to accrued and unpaid interest and then to principal);

     (ii) all Distributions (or sales of minerals by the Company and Distributions of the proceeds of such sales) that otherwise would be made to the Delinquent Member after the date of the default (whether before or after the dissolution of the Company) instead shall be made to the Non-Defaulting Member until the Default Loan and all accrued and unpaid interest have been paid in full to the Non-Defaulting Member;

     (iii) the principal balance of the Default Loan and all accrued and unpaid interest shall be due and payable in whole immediately upon the date that is six (6) months following the date on which the Default Amount was due, without the delivery of any notice or demand by the Non-Defaulting Member; provided, that the Non-Defaulting Member may, in its sole discretion, choose to extend such due date by the delivery of written notice of extension to the Delinquent Member;

     (iv) after any default in the payment of the principal of or interest on the Default Loan, the Non-Defaulting Member may (A) again make an election by notice to the Delinquent Member to convert the unpaid balance of the Default Loan and all accrued and unpaid interest to a Capital Contribution by the Non-Defaulting Member, in which case the provisions of Section 3.7(c) shall apply, with the unpaid balance and all interest accrued thereon treated as the Default Amount for purposes of the calculations under Section 3.7(c), or (B) exercise any other rights and remedies granted to the Non-Defaulting Member or the Company under this Agreement or available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment by the Delinquent Member of the Default Loan, including the rights of a secured party under the Uniform Commercial Code with respect to the security interest granted under Section 3.8, all at the cost and expense of the Delinquent Member;

     (v) in the event that Gryphon is the Delinquent Member, and, after Gryphon becomes a Delinquent Member either (A) any “person” or “persons acting jointly or in concert” as defined under applicable securities laws or regulations becomes the record or beneficial owner of more than fifty percent (50%) of then outstanding voting equity interests of Gryphon (measured by voting power rather than the number of shares), or (B) following the Effective Date, Continuing Directors of Gryphon shall not constitute at least a majority of the board of directors of Gryphon, then any Default Loan shall automatically and immediately become due and payable, notwithstanding the existence of any Cure Period, and Gryphon shall immediately repay such Default Loan in an amount equal to the Default Loan plus interest at the Default Rate for a deemed period of time through and including the last day of the applicable Cure Period, regardless of the actual number of days elapsed; for purposes of this clause (v), “Continuing Directors” shall mean, at any date, an individual (a) who is a Director of Gryphon as of the Effective Date, or (b) who has been nominated to be a Director by the Directors of Gryphon that were Directors as of the Effective Date; and

  (vi) during the period that any such Default Loan is in default, all rights of the Delinquent Member or any Board Manager designated by the Delinquent Member to vote, veto or consent to any matter under this Agreement shall be suspended, and the Interest of the Delinquent Member and its Board Managers shall be deemed not outstanding for purposes of determining whether a quorum exists at any meeting of the Board of Managers or whether any specified percentage of votes required to adopt, consent to or approve any matter has been obtained.

     (c) If the Non-Defaulting Member makes an election under this Section 3.7(c) or under Section 3.7(b), the payment by the Non-Defaulting Member of the Default Amount plus accrued interest at the Default Rate shall be treated as a Capital Contribution by the Non-Defaulting Member to the Company on behalf of the Delinquent Member. In either case, the Interests of the Members shall be adjusted as follows: (i) the Interest of the Delinquent Member shall be reduced by an amount (expressed as a percentage) equal to: (A) the Default Amount plus accrued interest at the Default Rate for the actual number of days elapsed since the date of default, divided by the total amount of the called Capital Contribution as set forth in the applicable Call Notice; multiplied by (B) twenty-five percent (25%); and (ii) the Interest of the Non-Defaulting Member shall be increased on a pro rata basis by an amount (expressed as a percentage) equal to the foregoing reduction in the Interest of the Delinquent Member. Whether the Non-Defaulting Member makes an election under this Section 3.7(c) or under Section 3.7(b), the foregoing adjustments shall be automatically effective as of the date that is six (6) months following the date when any Default Amount was due (as set forth in the applicable Call Notice), unless the Delinquent Member cures its failure to make its Capital Contribution in accordance with Section 3.7(d) prior to the expiration of such six (6) month period (the “Cure Period”).

     (d) During the Cure Period, a Delinquent Member may repay to the Non-Defaulting Member an amount equal to the Default Amount plus accrued interest at the Default Rate in order to maintain its Interest in the amount in existence prior to its failure to fund such Capital Contribution and the application of remedies under Sections 3.7(b) through (d). Following the expiration of the Cure Period, the Board of Managers shall adjust the Interests and amend Schedule 3.1 to reflect the adjustment of Interests, and if appropriate, issue new Units and/or redeem existing Units and/or transfer Units to reflect such adjusted Interests, to the extent necessary to reflect any changes in Interests resulting from the operation of this Section 3.7. If the Non-Defaulting Member makes an election under Sections 3.7(b) through (d), then the applicable provisions of this Section 3.7 shall be the sole and exclusive remedies available to the Non-Defaulting Member for the default. If the Non-Defaulting Member does not make such an election (and if applicable, the required advance), then the Non-Defaulting Member shall have, on its own behalf and on behalf of the Company, all of the rights and remedies available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment and collection of the Default Amount, including the prosecution of a suit against a Delinquent Member and all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to the security interest granted under Section 3.8, all at the cost and expense of the Delinquent Member. IN THE CASE OF AN ELECTION UNDER SECTION 3.7(b) or 3.7(c), THE MEMBERS AGREE THAT THE LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 3.7 ARE A FAIR AND ADEQUATE MEASURE OF THE DAMAGES THAT WILL BE SUFFERED BY THE NON-DEFAULTING MEMBER AS A RESULT OF A BREACH BY A MEMBER OF ITS OBLIGATION TO MAKE CAPITAL CONTRIBUTIONS FOR CASH CALLS UNDER THIS AGREEMENT AND ARE NOT, AND SHALL NOT BE DEEMED TO BE, A PENALTY.

     (e) At any time that a Default Amount remains outstanding and uncured, notwithstanding the fact that a Delinquent Member has the right to cure its failure to contribute as set forth in Section 3.7(d), any Distribution made by the Company to its Members (including any Distribution described in Section 5.1) and any payment made to the Members pursuant to Section 12.2(e), shall be made on a pro forma basis as if the Interests have been adjusted to account for the operation of Section 3.7(b) and (c), and the Delinquent Member shall be treated as if its Interest had been reduced.

     Section 3.8 Security Interest.

     Each Member hereby irrevocably and unconditionally grants to the other a pledge of, security interest in and charge over its Interest, and any accessions thereto and any proceeds and products therefrom, to secure the payment obligations of the granting Member hereunder, including such Member’s obligations to make Capital Contributions and to repay Default Loans. Each Member hereby authorizes the other to file and record all financing statements, continuation statements and other instruments necessary or desirable to perfect or effectuate the provisions of this Section 3.8. In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest granted in this Section 3.8, notwithstanding any contrary provision in Article 11, the acquiring Person shall, at the election of the remaining Member, automatically be admitted as a Member in the Company without any further action of the defaulting Member. In such case, the defaulting Member shall take all action that the non-defaulting Member may reasonably request to effectuate the admission of the transferee as a Member. The Delinquent Member grants to the Non-Defaulting Member a power of sale as to its entire Interest subject to the security interest created under Section 3.7 (whether or not perfected), upon a default in making required Capital Contributions or in repaying a Default Loan upon expiry of the Cure Period; provided, that any such foreclosure and recovery shall be with respect to the amount then owing to the Non-Defaulting Member; provided, further that in no event shall the Non-Defaulting Member acquire an interest from the Delinquent Member upon exercise of its power of sale or enforcement of its pledge, security interest or charge, which would result in the Non-Defaulting Member owning an Interest greater than it would have had if it had made an election under Section 3.7(c) or Section 3.7(b) or the Delinquent Member owning an Interest that is less than it would have had if the Non-Defaulting Member made an election under Section 3.7(c) or Section 3.7(b) . Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable written notice. In connection with any exercise of this power of sale, the Delinquent Member hereby waives any available right of redemption or required valuation or appraisal of the Interest prior to sale, any available right to stay execution or to require a marshalling of assets, and any required bond if a receiver is appointed, and the Delinquent Member shall be liable for any deficiency.

     Section 3.9 Call Notice.

     (a) Each Member agrees that it shall make and contribute any Capital Contribution required by a written notice (a “Call Notice”) authorized and issued by the Board of Managers; provided that only the Board of Managers shall be authorized to issue a Call Notice. Each Member’s Capital Contribution shall equal the product of (a) the aggregate amount of Capital Contributions authorized by the Board of Managers, multiplied by (b) such Member’s Interest.

     (b) Each Call Notice issued by the Board of Managers to the Members shall set forth: (i) the name of the Company; (ii) the date by which such Capital Contributions are due and payable, which shall be three (3) Business Days after the date such Call Notice is sent to the Members; (iii) the total amount of the Capital Contribution that has been authorized; (iv) the Capital Contribution to be made by the Member to which the Call Notice is addressed; (v) the Company account to which such Capital Contribution is to be paid, including wire transfer instructions; (vi) a description of the use of funds for which the Company will use such Capital Contribution, by reference to the Program and Budget; and (vii) such other information as deemed appropriate by the Board of Managers.

     Section 3.10 Certification.

     Units shall be issued in certificated form. Each Unit shall constitute a “security” within the meaning of and shall be governed by (i) Article 8 of the Uniform Commercial Code (including Section 104.8102(1)(n) thereof) as in effect from time to time in the State of Nevada, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. In the event that certificates representing the Units or other interests in the Company are issued, such certificates will bear the following legend:

“THE UNITS OR OTHER INTERESTS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON JANUARY 30, 2013, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF JANUARY 30, 2013, AS IT MAY BE AMENDED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”) AND BY AND AMONG CERTAIN MEMBERS. A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

THIS CERTIFICATE EVIDENCES A UNIT OR OTHER INTEREST REPRESENTING AN INTEREST IN THE COMPANY AND SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF AND SHALL BE GOVERNED BY (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 104.8102(1)(n) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF NEVADA, AND (II) THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.”

     Section 3.11 Deemed Resignation; Elimination of Minority Interest.

     (a) A Member shall be deemed to have resigned from the Company as a Member under section 18-306(2) of the Act upon the dilution or reduction of such Member’s Interest to ten percent (10%) or less, effective immediately upon the date of such dilution or reduction (the “Resignation Effective Date”). Upon such deemed resignation, the resigning Member shall relinquish to the Company its entire Interest, free and clear of liens, encumbrances or contractual obligations, in exchange for the right to receive from the Company a three and one-half percent (3.5%) Net Profit Interest. Other than the grant of the 3.5% Net Profit Interest to the resigning Member described in this Section, and the rights and obligations of a Member that survive the resignation or deemed resignation of a Member, the resignation of a Member and the associated relinquishment by a Member of its Interest under this Section 3.11 shall be for no consideration whatsoever, and such resigning Member hereby expressly waives, and agrees not to make or assert, any claim for additional consideration or a claim of inadequate consideration; and such resigning Member shall (from the Resignation Effective Date) no longer be treated as an owner of or partner in the Company for federal income tax purposes. The Net Profit Interest, if any, shall be calculated by the Company and shall be paid by the Company in the ordinary course of business. In the event of a sale of all or substantially all of the assets of the Company, including the Properties, at any time that a Net Profit Interest has been issued, the Members intend that the Net Profit Interest shall be binding on any Person to whom the Company sells all or substantially all of the assets of the Company (including the Properties), and the Members will take all commercially reasonable actions necessary to have such acquiror assume the obligation of the Company in respect of such Net Profit Interest where such net profit interest will be calculated by reference to the net profits from the production of minerals from the Properties.

     (b) Upon the resignation or deemed resignation of a Member, or the relinquishment of a Member’s Interest, the Member shall execute and deliver such instruments of assignment, transfer and conveyance, conveying its Interest to the Company (or to a designee of the Company designated by the other Member, which may include the other Member or its Affiliates) as the Company or the other Member reasonably requests. If such Person fails or refuses to execute or deliver such documents or instruments of assignment, transfer or conveyance, Waterton or its Permitted Transferees or the Board of Managers, as the case may be, may withhold any amounts due with respect to the Net Profit Interest until the documents or instruments of transfer are executed and become effective or execute and deliver such necessary documents or instruments pursuant to the power of attorney as provided in Section 20.5. Regardless of when the actual relinquishment and transfer takes place, such Person will cease to have any interest in the profits or losses of, or distributions by, the Company occurring after the Resignation Effective Date. Following the Resignation Effective Date, the Board of Managers shall adjust the Interests and amend Schedule 3.1 to reflect the adjustment of Interests created by the resignation or deemed resignation, to the extent necessary to reflect any changes in Interests resulting from the operation of this Section 3.11.

ARTICLE 4
CAPITAL ACCOUNTS

     Section 4.1 Capital Accounts.

     A separate account (each, a “Capital Account”) will be established and maintained for each Member which:

     (a) will be increased by (i) the amount of any Capital Contribution by such Member to the Company and (ii) such Member’s share of the Net Profit (and other items of income or gain) of the Company, and

     (b) will be reduced by (i) the amount of any Distribution to such Member and (ii) such Member’s share of the Net Loss (any other items of loss and deduction) of the Company.

     It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith. The Members’ Capital Accounts as of the Effective Date are shown on the Schedule of Members attached as Schedule 3.1.

     Section 4.2 Revaluations of Assets and Capital Account Adjustments.

     Unless otherwise determined by the Board of Managers, immediately preceding the issuance of additional Units in exchange for cash, other property, or services to a new or existing Member or upon the redemption of the Interest of a Member or the liquidation of the Company, the then prevailing Asset Values of the Company will be adjusted to equal their respective gross Fair Market Value and any increase in the net equity value of the Company (Asset Values less Liabilities) will be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.5(b) (or any decrease in the net equity value of the Company will be charged in the same manner as Net Losses are charged under Section 5.5(b)) . Accordingly, as of any time Asset Values are adjusted pursuant to this Section 4.2, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net equity value of the Company as of such date.

     Section 4.3 Additional Capital Account Adjustments.

     Items of income, gain, loss and deduction of the Company for each Fiscal Year or relevant part thereof that are reflected in the Capital Accounts shall be determined in accordance with the principles of paragraph (i) through (v) of Section 5.5.

     Section 4.4 Additional Capital Account Provisions.

     Except as otherwise agreed to in writing by the Company and any Member, no Member will have the right to demand a return of all or any part of such Member’s Capital Contributions. Any return of the Capital Contributions of any Member will be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest will be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are Transferred in accordance with this Agreement, the Transferee of such Units will also succeed to all or the relevant portion of the Capital Account of the Transferor (based on the ratio of the number of Units held by the Transferor immediately before the Transfer to the number of Units Transferred), and will be treated as having made any Capital Contributions, and received any Distributions, made or received with respect to such Transferred Units while such Units were held by the Transferor. Units held by a Member may not be Transferred independently of the Interest to which the Units relates.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

     Section 5.1 Distributions.

     (a) Tax Distributions. Subject to the terms and conditions hereof and provided that no such Distribution would render the Company insolvent, the Board of Managers shall (subject to any required lender consents if the Company or any of its Subsidiaries is then in default under any credit agreement to which any of them is a party) cause the Company to make, as and when determined by the Board of Managers, but no less often than on an annual basis, a distribution (only to the extent of available cash at the Company and subject to such terms and conditions as the Board of Managers may impose) to each Member pro rata in accordance with that Member’s percentage ownership of Units calculated to ensure that the aggregate amount of all distributions paid by the Company in all years to the Member with the highest estimated actual tax liability with respect to cumulative net taxable income allocations from the Company, but excluding gain from the sale of all or substantially all assets of the Company is equal to such estimated actual tax liability (which is deemed to be the highest marginal combined tax rate for an individual resident of New York, New York), determined by the Board of Managers as if allocations from the Company were, for any taxable year, the sole source of income and loss for such Member (“Tax Distribution”); provided, that if such Tax Distribution would result in a default or event of default under any credit agreement of the Company or any of its Subsidiaries, no Tax Distribution shall be made unless the Board of Managers approves such pro rata Tax Distribution, provided, that, if such pro rata Tax Distribution is not approved by the Board of Managers, a lower or disproportionate Tax Distribution that does not result in a default or event of default under any credit agreement of the Company or any of its Affiliates may be made if approved by the Board of Managers; provided, further, that if a disproportionate Tax Distribution is paid to Gryphon, such payment shall be in the form of limited recourse (to their Interests and any proceeds thereof) advances, to be repaid or recovered at a future date or on exit, whichever occurs first. To the extent the provisions of this Section 5.1(a) cannot be fully implemented, the Board of Managers may make such alternative arrangements as are necessary to ensure that each Member receives the economic benefit of the Tax Distributions contemplated under this Section 5.1(a) . All Members shall use their reasonable commercial efforts to persuade any lender to agree to permit (if such lender’s consent is required) pro rata Tax Distributions.

     (b) Distribution of Net Cash Flow. Subject to (i) Section 5.1(a) and 5.1(d), (ii) any applicable agreement to which the Company or any of its Subsidiaries is a party governing the terms of indebtedness for borrowed money and to the retention and establishment of reserves, or (iii) payment to third parties of such funds as the Board of Managers deems necessary in its sole discretion with respect to the reasonable business needs and obligations of the Company, the net cash flow of the Company may be distributed to the Members at such times and in such amounts as may be determined by the Board of Managers from time to time; provided that, subject to the foregoing, the Board of Managers shall endeavour to Distribute on a monthly basis all net cash flow in excess of a reserve of $2,400,000, unless the Board of Managers affirmatively decides that (x) additional reserves are necessary to operate the business of the Company in the ordinary course of business, (y) such a Distribution would be inconsistent with the then-current Program and Budget, or (z) such a Distribution would not be in the best interest of the Company. Except as specifically set forth in this Article 5 and Section 3.7(e), all Distributions will be made and distributed to the Members as follows: first (i) the Company shall make Distributions to the Members ratably based on the Capital Contributions made prior to the date of such Distribution in accordance with the percentage of such Capital Contributions made by each Member, then (ii) following the foregoing Distribution and payment to the Members, any remaining net cash flow available for Distribution, as determined by the Board of Managers, shall be distributed and paid ratably to the Members on a pro rata basis in accordance with each Member’s Interest.

     (c) Erroneous Distributions. If the Company has, pursuant to any clear and manifest accounting or similar error, paid any Member an amount in excess of the amount to which it is entitled pursuant to this Article 5, such Member will reimburse the Company to the extent of such excess, without interest, within thirty (30) days after demand by the Company.

     (d) Asset Sale Distributions. Notwithstanding any other provision of this Section 5.1 (other than the provision of Section 5.1(a) related to limited recourse advances), in the event that the Company or any of its Subsidiaries sells all or a substantial part of the assets of the Company (an “Asset Sale”), the net proceeds of such Asset Sale shall be distributed as follows: (A) first, the Company shall distribute to Waterton, and Waterton will receive, an amount equal to the value of Waterton’s initial Capital Contribution, which is an amount equal to $17,000,000, (B) second, the Company shall distribute to each Member an amount equal to the aggregate amount of all Capital Contributions actually made by such Member following such Member’s initial Capital Contribution on a pro rata basis in accordance with the Capital Contributions made by such Member, up to the aggregate amount of such Capital Contributions, then (C) following the foregoing Distributions and payments, the remaining net proceeds of such Asset Sale (if any) shall be distributed among the Members pro rata in accordance with each Member’s Interest (after taking into account any pro forma adjustments based on Section 3.7(e)) .

     Section 5.2 No Violation.

     Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable Law.

     Section 5.3 Withholding; Tax Indemnity.

     All amounts withheld pursuant to the Code or any federal, state, local or non-U.S. tax Law with respect to any payment, distribution or allocation to a Member, or which the Company is otherwise obligated to pay to any governmental agency because of the status of a Member of the Company (including any interest, penalties and expenses associated with such payments), will be treated as amounts paid to such Member for all purposes of this Agreement. The Board of Managers is authorized to withhold from Distributions to Members, or with respect to allocations to Members, and in each case to pay over to the appropriate federal, state, local or non-U.S. government any amounts required to be so withheld. The Board of Managers will allocate any such amounts to the Members in respect of whose Distribution or allocation the tax was withheld and will treat such amounts as actually distributed to such Members. Each Member further agrees to indemnify the Company in full for any amounts required to be withheld and paid pursuant to this Section 5.3, provided that such amounts are paid over to the applicable taxing authority for the account of such Member, and only to the extent such amounts were not withheld from Distributions to that Member (including, without limitation, any interest, penalties and expenses associated with such payments to the extent that such interest, penalties and expenses result from actions or omissions of the Member rather than of the Company), and each Member will promptly upon notification of an obligation to indemnify the Company pursuant to this Section 5.3 make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid will be added to such Member’s Capital Account but will not be treated as a Capital Contribution) with interest to accrue on any portion of such cash payment not paid in full when requested, calculated at a rate equal to 10% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by Law).

     Section 5.4 Property Distributions and Installment Sales.

     If any assets of the Company will be distributed in kind pursuant to this Article 5, such assets will be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions. The amount by which the Fair Market Value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property will, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its Fair Market Value immediately prior to such Distribution.

     Section 5.5 Net Profit or Net Loss.

     (a) The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof means an amount equal to the Company’s taxable income or loss for U.S. federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

     (i) Any income of the Company that is exempt from U.S. federal income tax will constitute Net Profits, and any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) will constitute Net Losses.

     (ii) Gain or loss attributable to the disposition of property of the Company with an Asset Value different than the adjusted basis of such property for U.S. federal income tax purposes will be computed with respect to the Asset Value of such property.

     (iii) Depreciation, amortization or cost recovery deductions (other than depletion) with respect to any property with an Asset Value that differs from its adjusted basis for U.S. federal income tax purposes will mean “book depreciation, depletion or amortization” as determined under Section 1.704 -1(b)(2)(iv)(g)(3) or Section 1.704 -3(d)(2) of the Treasury Regulations (as applicable); and provided, further that if any property has a zero adjusted basis for federal income tax purposes, depreciation, amortization or cost recovery deductions with respect to such property may be determined under any reasonable method selected by the Company on the advice of its accountants..

     (iv) Depletion with respect to a mineral property will equal the allowable tax depletion on that property for such year multiplied by the ratio of the Asset Value of such property to the adjusted tax basis of that property prior to depletion for such year; provided however that such percentage shall not be in excess of 100% of such Asset Value.

     (v) If the Company makes an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company, Capital Accounts will be adjusted to the limited extent required by the Regulations under Section 704 of the Code following such transfer or distribution.

     (vi) Any items that are required to be specially allocated pursuant to Section 5.6 will not be taken into account in determining Net Profit or Net Loss.

     (b) Allocations of Net Profit and Net Loss. The Net Profit and Net Loss of the Company for any relevant fiscal period or, to the extent necessary to accomplish the purpose of this Section 5.5(b), gross items of income, gain, deduction, and loss constituting such Net Profit and Net Loss, will be allocated to the Capital Accounts of the Members so as to ensure, to the extent possible, that the Target Capital Accounts are equal to the aggregate Distributions that Members would be entitled to receive (assuming all Units are vested) if all of the assets of the Company were sold for their Asset Values (assuming for this purpose only that the Asset Value of an asset that secures a non-recourse liability for purposes of Section 1.1001 -2 of the Regulations is no less than the amount of such liability that is allocated to such asset in accordance with Section 1.704 -2(d)(2) of the Regulations), all liabilities of the Company were repaid from the proceeds of sale and the net remaining proceeds were distributed as of the end of such accounting period in accordance with Section 5.1(a), Section 5.1(d) and (to the extent applicable) Section 3.11(a) .

     The allocations made pursuant to this Section 5.5 are intended to comply with the provisions of Section 704(b) of the Code and the Regulations thereunder and, in particular, to reflect the Members’ economic interests in the Company as set forth in Section 5.1, and this Section 5.5 will be interpreted in a manner consistent with such intention.

     Section 5.6 Regulatory Allocations.

     Although the Members do not anticipate that events will arise that will require application of this Section 5.6, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code. In the event any Member has a deficit Target Capital Account at the end of any Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible. The Members intend that the allocations required by the two preceding sentences (the “Regulatory Allocations”) will be offset by other Regulatory Allocations or special allocations of tax items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. For this purpose the Board of Managers, based on the advice of the Company’s auditors or tax counsel, shall make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.

     Section 5.7 Tax Allocations.

     (a) General. Except as set forth in this Section 5.7, or otherwise required by Law, all items of income, deduction, loss and credit will be allocated for federal, state and local income tax purposes in the same manner that such items are allocated for purposes of maintaining Capital Accounts.

     (b) Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for U.S. federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company will, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.

     (c) Revalued Assets. If the Asset Values of any assets of the Company are adjusted pursuant to Section 4.2, subsequent allocations of income, gain, loss and deduction with respect to such assets will, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.

     (d) Elections and Limitations. The allocations required by this Section 5.7 are solely for purposes of federal, state and local income taxes and will not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 5.7 will be made using any method permitted by Regulation 1.704 -3 as determined by the Board of Managers, with the advice of the Company’s auditors or tax counsel. Notwithstanding the foregoing, the Board of Managers (i) shall use the remedial method under Section 1.704 -3(d) of the Regulations for purposes of allocating income, gain, loss or deduction with respect to any property contributed or deemed to have been contributed to the Company on or prior to the initial effective date of this Agreement; and (ii) shall not use any method of allocating income, gain, loss or deduction under Section 704(c) of the Code or the Regulations thereunder with respect to any contributions of cash or property to the Company after the initial effective date of this Agreement if such method would have a material disproportionate negative impact on any Person who is a Member as of such initial effective date, unless such Person, acting reasonably, approves the use of such method.

     (e) Excess Depletion. Excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived. The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined for tax purposes over the adjusted basis of the depletable property.

     Section 5.8 Changes in Members’ Interests.

     If during any year there is a change in any Member’s interest in the Company, the Board of Managers will confer with the tax advisors to the Company and, in conformity with such advice allocate the Net Profit or Net Loss to the Members so as to take into account the varying interests of the Members in the Company in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided that, in the event of a transfer of Units during a Fiscal Year in accordance with the provisions of this Agreement, the Company shall make allocations between the transferor and transferee based upon the interim closing of the books method to the extent that such method is consistent with Section 706 of the Code (or, at the election of the applicable transferor and transferee and with the consent of the Board, which shall not be unreasonably withheld, utilize any other method permitted under Section 706 of the Code) for purposes of determining the allocations and distributions required under this Agreement.

ARTICLE 6
STATUS, RIGHTS AND POWERS OF UNIT HOLDERS

     Section 6.1 Limited Liability.

     Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person will be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, expenses, obligations or liabilities of the Company. In no event will any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.

     Section 6.2 Return of Distributions of Capital.

     Except as expressly set forth in this Agreement or as otherwise expressly required by Law, a Member, in such capacity, will have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by Law, the amount of any Distributions wrongfully distributed to such Member. Except as expressly set forth in this Agreement or as otherwise required by Law, no Member will be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation will bind such Member alone and not any other Member or any Board Manager and provided, further, that if any Member is required to return all or any portion of any Distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Members had been named in the lawsuit against the Member in question (such as where a Distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such Distribution), the Member that was required to return or repay the Distribution (or any portion thereof) will be entitled to reimbursement from the other Members that were not required to return the Distributions made to them based on each such Member’s share of the Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and will not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company will be added to the account or accounts from which it was subtracted when it was distributed to such Member.

     Section 6.3 No Management or Control.

     Except as expressly provided in this Agreement, no Member will take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company notwithstanding Section 86.291 of the Act.

ARTICLE 7
DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS

     Section 7.1 Board of Managers.

     The business and Operations of the Company and its Subsidiaries will be managed and conducted by the Board of Managers, and the Persons constituting the Board of Managers will be the “managers” of the Company and its Subsidiaries for all purposes under the Act, provided that, except as otherwise provided herein, no single Board Manager (or the Gryphon Board Managers together with no other Board Manager) may bind the Company or its Subsidiaries, and the Board of Managers will have the power to act only collectively in accordance with the provisions and in the manner specified herein and in Schedule 7.1. The Board of Managers will initially be the individuals set forth in Schedule 7.1. Thereafter, the individuals constituting the Board of Managers will be determined in accordance with the provisions of Schedule 7.1. Schedule 7.1 sets forth the procedures for the conduct of the affairs of the Board of Managers and decisions of the Board of Managers will be set forth in a resolution adopted in accordance with the procedures set forth in Schedule 7.1. Such decisions will be decisions of the Company’s “manager” or Subsidiaries’ “manager” for all purposes of the Act and will be carried out by officers or agents of the Company or its Subsidiaries designated by the Board of Managers in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 8. Subject to, and as limited by the provisions of this Agreement, the Board Managers and the officers of the Company, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed under applicable Law by directors and officers of a business corporation incorporated under Chapter 78 of the Nevada Revised Statutes; provided that no Waterton Board Manager will be required to comply with the doctrine of corporate opportunity or any analogous doctrine. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Board Manager or an officer of the Company otherwise existing at law or in equity or by operation of the preceding sentence, are agreed by the Members and the Company to replace such duties and liabilities of such Board Manager or officer.

     A decision of the Board of Managers may be amended, modified, rescinded or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in Schedule 7.1 as then in effect; provided, however, that no such amendment, modification or repeal will affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company or its Subsidiaries, until such Person has been notified in writing of such amendment, modification or repeal; and provided, further that no such amendment, modification, rescission or repeal will invalidate actions previously authorized by such original resolution with respect to any Person if such original resolution has been relied upon by such Person.

     Section 7.2 Authority of Board of Managers.

     Except as otherwise expressly provided in this Agreement, the Board of Managers will have the exclusive power and authority to manage and conduct the business and affairs of the Company and its Subsidiaries and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, will be the only Persons authorized to enter into obligations, make arrangements or execute documents which will be binding on the Company or its Subsidiaries. To the fullest extent permitted by Nevada law, but subject to any specific provisions hereof granting rights to Members, the Board of Managers will have the power to perform any acts, statutory or otherwise, with respect to the Company, its Subsidiaries, or this Agreement, which would otherwise be possessed by the Members under Nevada law, and the Members will have no power whatsoever with respect to the management of the business and affairs of the Company or its Subsidiaries. As permitted by Sections 86.296(1), 86.296(2), 86.326(2), 86.326(2)(b), 86.491 and 86.491(3) of the Act, the power and authority granted to the Board of Managers hereunder will include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and its Subsidiaries and the exercise of the powers of the Company and its Subsidiaries set forth in Section 2.6 above and will include the power to make all decisions with regard to the management, operations, activities, Properties, assets, financing and capitalization of the Company and its Subsidiaries, including the power and authority to undertake and make decisions concerning: (a) making any decision to authorize and require a Capital Contribution, (b) approval of the annual Program and Budget and any amendment thereto, (c) issuing any new or additional class of Units, (d) authorizing and making any Distribution, (e) commissioning any Feasibility Study or 43-101 Report, (f) hiring and terminating the employment or service, as applicable, of employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, and entering into employment agreements, equity incentive agreements and other agreements with respect thereto, (g) opening bank and other deposit accounts and operations thereunder, (h) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company or its Subsidiaries, securing the obligations undertaken in connection therewith with mortgages, deeds of trust, pledges and security interests, and granting guaranties with respect to any of the foregoing, (i) entering into or agreeing to any Hedging Transaction or granting, selling or issuing any Royalty, (j) mergers, consolidations, other business combinations, reorganizations, restructurings, recapitalizations, joint ventures, partnerships or other similar alliances and making investments in or the acquisition of securities of any Person, (k) giving guarantees and indemnities, (l) entering into contracts, agreements or other binding obligations or arrangements, including with Members and their Affiliates, whether in the ordinary course of business or otherwise, (m) mergers with or acquisitions of other Persons, (n) acquisitions of property (fee, surface, mineral or otherwise) or other assets, (o) voluntary bankruptcy proceedings, liquidation, insolvency or dissolution, (p) the sale of all or any portion of the assets of the Company or its Subsidiaries, (q) forming subsidiaries or joint ventures, (r) compromising, arbitrating, mediating, adjusting, settling and litigating claims, causes of action, litigation or regulatory action in favor of or against the Company or its Subsidiaries, (s) ceasing production for any period of time, (t) any declaration of Force Majeure with respect to the Company or its Operations, (u) any determination of Fair Market Value, or (v) any other matter, action or thing with respect to the Company and its operations, whether similar or dissimilar to the foregoing, with the foregoing list being provided for illustrative purposes and not for purposes of limitation. Except as otherwise stated herein, any decision, action, approval, authorization, election or determination made by the Board of Managers in furtherance of the terms herein may be made by the Board of Managers in its sole discretion.

     Section 7.3 Reliance by Third Parties.

     Any Person dealing with the Company or the Members may rely upon a certificate signed by a Board Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Company or the Members or are in any other manner germane to the affairs of the Company, (c) the Persons that are authorized to execute and deliver any instrument or document of or on behalf of the Company or its Subsidiaries, (d) the authorization of any action by or on behalf of the Company or its Subsidiaries by the Board of Managers or any officer or agent acting on behalf of the Company or its Subsidiaries or (e) any act or failure to act by the Company or its Subsidiaries or as to any other matter whatsoever involving the Company or Members.

     Section 7.4 Directors’ and Officers’ Insurance.

     The Company may after the date hereof purchase directors’ and officers’ insurance to cover its Board Managers and officers for so long as such policies are available at commercially reasonable rates, as determined by the Board of Managers.

ARTICLE 8
DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS

     The Board of Managers by vote or written resolution will have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may determine; provided, however, that no such delegation by the Board of Managers will cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer or Controller. Unless the authority of the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed will have the same authority to act for the Company as a corresponding officer of a Nevada corporation would have to act for a Nevada corporation in the absence of a specific delegation of authority and as more specifically set forth in Schedule 8.1; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally in a separate writing, no such officer will have the power to lease or acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees or indemnities, to merge, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company.

ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

     Section 9.1 Books and Records.

     The Company will maintain at its principal office or such other office as the Board of Managers will determine such books and records with respect to the Company’s business as the Board of Managers deems appropriate.

     Section 9.2 Reports.

     The Company will use commercially reasonable efforts to provide each Member a preliminary Schedule K-1 within 75 days after the end of each year, providing the Company’s reasonable best estimate of such Member’s share of income, gains, loss, deductions and credits of the Company for the prior year; and will provide a final Schedule K-1 to each Member no later than April 15th after the end of such prior year. No Member or other Member will be entitled to inspect, review, obtain or receive any information about the Company and its Subsidiaries under Section 18-305 of the Act, under this Agreement or otherwise, other than as set forth in Section 20.24(a), this Section 9.2 and Section 9.3 below, including with regard to Schedule 3.1 to this Agreement (except with regard to the ownership information specific to such Member or such Member, as applicable, contained therein).

     Section 9.3 Filings.

     At the Company’s expense, the Company will cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company (including a schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for U.S. federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns. The Company, at its expense, will also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations. Upon the request of any Member, the Company shall file an election under Section 754 of the Code

     Section 9.4 Non-Disclosure.

     (a) Each Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law, its directors, managers, officers, affiliates, equityholders, partners, employees, agents and members) agrees that, except as otherwise consented to by the Board of Managers, all non-public information furnished to such Member pursuant to this Agreement, including confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (collectively, “Confidential Information”) will be kept confidential, will not be used for commercial or proprietary advantage and will not be disclosed by such Member (or, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law, its directors, managers, officers, affiliates, equityholders, partners, employees, agents and members) in any manner, in whole or in part, except that each Member will be permitted to disclose such Confidential Information (i) to those of such Member’s agents, representatives and employees who need to be familiar with such Confidential Information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (ii) to such Member’s direct and indirect partners and equityholders so long as they agree to keep such Confidential Information confidential, (iii) with respect to Waterton, an Affiliate of Waterton or an Affiliated Fund, as part of such Member’s normal reporting or review procedure, in connection with such Member’s or its Affiliates’ normal fund raising, marketing, investing, informational, reporting or operational activities, (iv) as part of such Member’s normal reporting or review procedure or obligations or in connection with and for the benefit of the business of the Company or its Subsidiaries, (v) in connection with the Sale of the Company or its Subsidiaries and/or a Public Offering, and/or (vi) to the extent required by Law and the requirements of any applicable stock exchange, so long as such Member will have first provided, to the extent permitted by applicable Law and the requirements of such applicable stock exchange, the Company a reasonable opportunity to contest the necessity of disclosing such Confidential Information. Notwithstanding the foregoing, any Member and each of his, her or its Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment, tax strategies and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Member and his, her, or its Representatives relating to such tax treatment, tax strategies and tax structure. Each Member agrees that he, she or it will be responsible for any breach or violation of the provisions of this Section 9.4(a) by any of his Representatives.

     (b) For purposes of this Section 9.4, “Confidential Information” will not include any information: (i) of which such Person (or its Affiliates) became aware prior to its affiliation with the Company or any Subsidiary thereof, (ii) of which such Person (or its Affiliates) learns from sources other than the Company or its Subsidiaries, whether prior to or after such information is actually disclosed by the Company or its Subsidiaries, or (iii) which is disclosed in a prospectus, public securities filing or other documents generally available for dissemination to the public or which have been disseminated to the public. Nothing in this Section 9.4 will in any way limit or otherwise modify any confidentiality covenants entered into by any Member pursuant to any other agreement to which such Member and the Company or any of its Subsidiaries are parties.

ARTICLE 10
TAX MATTERS MEMBER

     Section 10.1 Tax Matters Member.

     Unless and until another Member is designated as the tax matters partner by the Board of Managers, the tax matters partner of the Company as provided in the Regulations under Section 6231 of the Code and any analogous provisions of state law will be Waterton, and in such capacity is referred to as the “Tax Matters Member.” The Tax Matters Member shall inform each notice Member of all significant matters that may come to its attention in its capacity as Tax Matters Member and shall forward to each notice Member copies of all significant written communications it may receive in that capacity no later than ten days after the date of receipt. During any Company income tax audit or other income tax controversy with any governmental agency, the Tax Matters Member shall keep the other Members promptly informed of all material facts and developments. The Tax Matters Member shall give prompt notice to the Members upon receipt of advice that the Internal Revenue Service or other taxing authority intends to examine any income tax return, or records or books of the Company. The Tax Matters Member shall not extend the statue of limitations applicable to a Member without the Member’s written consent, shall not enter into a settlement agreement that binds a Member without that Member’s written consent, and shall not file an administrative adjustment request that adversely affects a Member without that Member’s prior written consent.

     Section 10.2 Indemnity of Tax Matters Member.

     The Company will indemnify and reimburse, to the fullest extent permitted by Law, the Tax Matters Member for all expenses (including legal and accounting fees) incurred in its representative capacity as Tax Matters Member pursuant to this Article 10 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to their interests in the Company.

     Section 10.3 Tax Returns.

     Unless otherwise approved by the Board of Managers, all tax returns of the Company will be prepared by the Company’s independent certified public accountants. No later than twenty (20) days prior to the due date (as may be extended) for any federal and state income tax return of the Company, the Company shall provide a draft of such income tax return to the Members for their review and comments, which shall be considered in good faith in finalizing such tax return.

ARTICLE 11
TRANSFER OF INTERESTS

     Section 11.1 Restricted Transfer.

     (a) No Member will directly or indirectly Transfer all or any part of its Units or the economic or other rights that comprise such Member’s Interest except in compliance with this Article 11 and Article 12, and any attempted Transfer not in compliance with the terms of this Article 11 or Article 12 will be null and void and the Company will not in any way recognize or give effect to any such Transfer, in each case to the greatest extent permitted by applicable Law. In addition to the foregoing, no Member will take any action or make any arrangement to avoid the provisions of this Agreement, including by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or by Transferring the securities of any entity whose primary purpose is to hold (directly or indirectly) Units. Transfers with respect to Units or Member’s Interests may only be undertaken and completed in compliance with this Agreement and the restrictions on Transfer contained herein.

     (b) Any Member who assigns any Units or other interest in the Company (any such Member, an “Assignor”) in accordance with this Article 11 or Article 12 will cease to be a Member of the Company with respect to such Units or other interest and will no longer have any rights or privileges of a Member with respect to such Units or other interest (but will still be bound by this Agreement in accordance with this Article 11).

     (c) Subject to the terms of this Article 11, any Person who acquires in any manner whatsoever any Units or other interest in the Company (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any transferor of such Units or other interest in the Company of such Person was subject to or by which such transferor was bound.

     (d) Notwithstanding anything to the contrary in this Agreement, no Transfer will be made (directly or indirectly), which would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and/or Treasury Regulation Section 1.7704 -1.

     (e) Notwithstanding anything to the contrary herein, for purposes of Article 11 and Article 12, transfers by Waterton or Gryphon (or any other Person holding interests in any entity holding an Interest) of interests in any entity holding an Interest (such Transfers, “Indirect Transfers”) will be treated as though such entity, in its capacity as a Member, were making a Transfer of Interests, and in such event, the provisions of Article 11 and Article 12 shall be read and construed so as to provide the parties all of the same rights, terms, conditions and restrictions with respect to any such Indirect Transfers as would pertain to Transfers of Interests pursuant to such provisions.

     Section 11.2 Permitted Transferees.

     A Member will be entitled to Transfer such Member’s Interest to a Person (a “Permitted Transferee”) in accordance with the following and subject to the other provisions of this Article 11:

     (a) To the Company and Waterton. Each Member will be entitled to Transfer such Member’s Interest to Waterton and its Affiliated Funds. In furtherance of the foregoing, Gryphon shall be entitled to Transfer all or any portion of its Interest to Waterton or a Waterton Affiliate as set forth in the Credit Agreement in satisfaction of payments due thereunder and as set forth in the Contribution Agreement in satisfaction of any indemnifications or other amounts due to Waterton thereunder. Each Member will be entitled to Transfer such Member’s Interest to the Company as contemplated herein.

     (b) Compliance with Agreement. Each Member will be entitled to Transfer all or any portion of its Interest in compliance with the “drag along” provisions set forth in Section 12.1 and the “tag along” provisions set forth in Section 12.2.

     (c) Additional Permitted Transfer by Waterton and Affiliates. Waterton and its Affiliates will be entitled to Transfer directly or indirectly all or any portion of its Interest, including indirectly through the Transfer of stock or other interest in Waterton or its Affiliates (i) to any Person subject to the “drag along” right set forth in Section 12.1 and the “tag along” right set forth in Section 12.2, (ii) to an Affiliated Fund or other Affiliate of Waterton, (iii) to a liquidating trust, such that de facto control of such liquidating trust is the same as (or held by an Affiliate of) Waterton or (iv) to any investors in Waterton or any Affiliated Funds.

     (d) Discretionary Transfers. Each Member will be entitled to Transfer such Member’s Interest if such Member obtains the prior written consent of both the Board of Managers and Waterton, which consent in each case may be given or withheld in their sole discretion.

     Section 11.3 Transfer Requirements.

     Subject to the provisions of Section 11.1, no Assignee (including a Permitted Transferee or a third-party purchaser that complies with the requirements of Section 11.7) will be admitted to the Company as a Member unless the following conditions are satisfied or such conditions are waived by the Board of Managers:

     (a) A duly executed written instrument of Transfer is provided to the Board of Managers, specifying the Interests being transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Interest as a Member;

     (b) A duly executed Joinder signed by the Assignee and each party thereto is provided to the Board of Managers and the remaining Members;

     (c) If requested by the Board of Managers, an opinion of responsible counsel (who may be counsel for the Company) is provided to it, reasonably satisfactory in form and substance to the Board of Managers to the effect that:

     (i) such Transfer would not violate the Securities Act or any Canadian or other state securities or blue sky laws applicable to the Company or the Interest to be transferred;

     (ii) such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; and

     (iii) such Transfer would not cause the Company to lose its status as a partnership for U.S. federal income tax purposes; and

     (d) The Member effecting the Transfer and the transferee execute any other instruments, documents or certificates that the Board of Managers deems necessary or desirable for admission of the transferee, including the written acceptance by the transferee of this Agreement and such transferee’s agreement to be bound by and comply with the provisions hereof and execution and delivery to the Board of Managers of a special power of attorney as provided in Section 20.4.

     (e) The Member effecting the Transfer or the transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the transferee and provides to the Company any information necessary for the Company to make required basis adjustments and comply with tax reporting requirements.

     Section 11.4 Consent.

     Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer (but only upon such satisfaction), the Person proposed to be such Assignee may be admitted as a Member.

     Section 11.5 Withdrawal of Member.

     If a Member Transfers all of its Interest pursuant to Section 11.1 and the Assignee of such interest is admitted as a Member pursuant to Section 11.4, such Assignee will be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Assignee is admitted and, if such Assignor has not already ceased to be a Member pursuant to Section 11.1(b), then immediately following such admission the Assignor will cease to be a Member of the Company. Upon the Assignor ceasing to be a Member, the Assignor will not be entitled to any Distributions from and after the date of such Transfer. Notwithstanding the admission of an Assignee as a Member and except as otherwise expressly approved by the Board of Managers, the Assignor will not be released from any obligations to the Company as a Member (or otherwise) existing as of the date of the Transfer, including without limitation, the obligations set forth in Section 5.3, Section 9.4 and Section 16.6.

     Section 11.6 Additional Transfer Restrictions.

     Notwithstanding anything to the contrary contained herein, if the Transfer is a grant of a pledge, security interest, lien or encumbrance on or with respect to Units to secure a loan or other indebtedness or obligation of a Member, such Transfer is subject to the further, additional terms and conditions: (a) such Transfer shall be granted only in a bona fide transaction, (b) such Transfer will be made only with the prior written consent of the Board of Managers, (c) such Transfer shall be subject to the condition that the holder of such pledge, security interest, lien or encumbrance (the “Chargee”) first enters into a written agreement with the other Members in form and substance satisfactory to such Members in their sole discretion, binding on the Chargee, to the effect that: (i) the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Member’s Interest and that such pledge, security interest, lien or encumbrance shall be subject to the provisions of this Agreement, (ii) the Chargee’s remedies with respect to such pledge, security interest, lien or encumbrance shall be limited to the sale of the whole (but only the whole) of such Member’s Interest to the Company or the other Member for an amount equal to the outstanding principal amount or other obligations plus all accrued interest, fees, costs or expenses, or, failing the completion of a sale to the Company or the other Member due to the rejection by the Company and the other Member of the opportunity to acquire such Interest (unless such failure is caused by the encumbering Member or by the Chargee), such sale to be held at a public auction at least sixty (60) days after prior written notice to the other Member containing a detailed description of the terms and conditions of such sale and such sale to be subject to the purchaser delivering an executed Joinder and entering into a written agreement with the remaining Members (on terms and conditions satisfactory to the remaining Members) whereby such purchaser assumes all obligations of the encumbering Member and agrees to abide and be bound by this Agreement, (iii) the Chargee shall fully satisfy and discharge its right and interest in any such sale and shall promptly release its pledge, security interest, lien or encumbrance with respect to such Interest, (iv) the pledge, security interest, lien or encumbrance shall be subordinate to any then-existing debt, including any project financing, approved by the Board of Managers and encumbering the transferring Member’s Interest, and (v) prior to any Transfer of Interests, any advances that have been made by the Company or its Subsidiaries to such Member and not repaid or any other amounts owing by such Member to the Company shall be repaid to the Company and fully satisfied.

     Section 11.7 Right of First Refusal.

     (a) Except for Transfers permitted by Section 11.2, no Member (for the purposes of this Section, a “Selling Member”) may Transfer all or any portion of its Interest to any Person, unless the Selling Member first provides a written offer notice (an “Offer Notice”) to the other Member (for the purposes of this Section, the “Notified Member”) stating that the Selling Member desires to Transfer all or a portion of its Interest, designating the specific portion of the Interest (the “Offered Interest”) that the Selling Member desires to Transfer and specifying the proposed purchase price (the “Offered Price”) and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest with reasonable specificity (the “Offered Terms”).

     (b) The Notified Member shall have the right and option, but not the obligation, for a period of sixty (60) days after its receipt of the Offer Notice, to exercise its option and elect to purchase all, but not less than all, of the Offered Interest for the Offered Price and on the Offered Terms. Any such election and exercise shall be made by providing written notice of such election to the Selling Member within such sixty (60) day period.

     (c) If the Notified Member timely elects to purchase the Offered Interest, the parties shall close and consummate the sale of the Offered Interest for the Offered Price and on the Offered Terms on the later of (i) thirty (30) days after the Notified Member provides written notice of its election to purchase the Offered Interest, and (ii) twenty (20) days after the receipt of all required consents and approvals, if any, with respect to such Transfer. If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close and consummate the purchase thereof within the time period specified above, the Selling Member may Transfer all, but not less than all, of the Offered Interest to any third-party purchaser during the later of (1) the ninety (90) day period after the expiration of the above-described exercise period, or (2) if the Notified Member elects to purchase but fails to close within the time period specified above, the ninety (90) day period after the expiration of such period, but only for consideration that is greater than or equal to the Offered Price and on the Offered Terms, and otherwise in accordance with the terms and conditions for a transfer of Interest provided in this Agreement (including those set forth in Section 11.3); provided, that if the failure to close the purchase by the Notified Member is due to the fault or breach by the Selling Member, then the Selling Member shall have no right to Transfer the Offered Interest to any third-party purchaser; provided, further that any attempted Transfer to a third-party purchaser for a price less than the Offered Price or on terms more favourable than the Offered Terms shall be null and void and shall not be recognized by the Company. If the Selling Member does not complete a Transfer of the Offered Interest in accordance with the terms described above within the foregoing ninety (90) day period, the right of the Selling Member to Transfer to a third-party purchaser shall terminate and the Selling Member shall again afford the Notified Member the purchase rights in this Section 8.7 with respect to any offer to Transfer or otherwise dispose of all or any portion of the Offered Interest or any other Interest held by the Selling Member.

     Section 11.8 Amendment of Schedule 3.1.

     In the event of the admission of any transferee or Assignee as a Member of the Company, the Board of Managers will promptly amend Schedule 3.1 to reflect such Transfer or admission, as the case may be.

ARTICLE 12
“DRAG ALONG” AND “TAG ALONG” RIGHTS

     Section 12.1 Drag Along.

     Each Member hereby agrees that if the Waterton Group Members seek to pursue a Sale of the Company, a direct or indirect sale of some or all of the Interests or assets of the Company or a direct or indirect sale of some or all of the stock or equity interests of Waterton (a “Drag Along Sale”) to a prospective buyer (a “Prospective Buyer”), for so long as the Waterton Group Members hold over 50.1% of the Class A Units, each direct and indirect Member of the Company will be deemed to have provided any applicable consent to (and, if requested, to confirm such consent in writing to), and agrees to raise no objections against, such Drag Along Sale, and, if applicable, each Member will Transfer in such Drag Along Sale the same percentage of each class of Units held by such Member as the percentage of any class of Units held by Waterton that the Waterton Group Members propose to, directly or indirectly, Transfer (a “Drag Along Sale Percentage”), directly or indirectly, to a Prospective Buyer in the manner and on the terms set forth in this Section 12.1 in connection with such Drag Along Sale, and will further comply with this Section 12.1 as follows:

     (a) Exercise. If Waterton elects to exercise its rights under this Section 12.1, it will furnish a written notice (the “Drag Along Notice”) to each other Member. The Drag Along Notice will set forth the principal terms of the proposed Drag Along Sale (including, if applicable, the terms of any related Transfer) insofar as it relates to Units including, if applicable, (i) the total number and class of Units to be acquired, directly or indirectly, by the Prospective Buyer in the Drag Along Sale, (ii) the number and class of Units to be acquired from the Waterton Group Members, (iii) the Drag Along Sale Percentage for each applicable class of Units, (iv) the estimated consideration per respective Unit to be received in the proposed Transfer, and (v) the name and address of the Prospective Buyer. If a Waterton Group Members consummates the proposed Drag Along Sale to which reference is made in the Drag Along Notice, each Member (each a “Drag Along Seller”) will be bound and obligated by the terms of such Drag Along Sale and, if applicable, will be bound and obligated to Transfer the Drag Along Sale Percentage of each class of Units held by such Member in the Drag Along Sale on the same economic terms and conditions (subject to Section 12.2(e)), with respect to each Unit Transfer, as the Waterton Group Member will Transfer each Unit in the Drag Along Sale; provided that, if the Waterton Group Member receives cash in a Drag Along Sale and any other Member receives securities in lieu of such cash consideration in such Drag Along Sale (i.e. a rollover or reinvestment transaction), such securities will be deemed to be the same form of consideration as the consideration the Waterton Group Members receive so long as such securities are of substantially equivalent value as the cash consideration paid to the Waterton Group Members and will be deemed to be on the same economic terms and conditions.

     (b) Approval Rights. Each Member hereby acknowledges and agrees that, in connection with a Sale of the Company or a sale of some or all of the Interests or assets of the Company or any of its Subsidiaries, such Member is not entitled to any dissenter’s rights, appraisal rights or similar rights under Section 18-210 of the Act or otherwise, and hereby waives all related claims (including any for breach of fiduciary duty arising out of or related to any good faith Sale of the Company or Public Offering).

     Section 12.2 Tag Along.

     If Waterton, a Permitted Transferee thereof or any Affiliated Fund proposes to Transfer, directly or indirectly, any Units held by it (“Waterton Units”) to a Prospective Buyer in a transaction (a “Tag Along Transfer”) which is not (A) to a Permitted Transferee under the terms of Section 11.2(c)(ii), (iii) or (iv), or (B) a Transfer in connection with which Waterton has elected to exercise its “drag along” rights under Section 12.1:

     (a) Notice. Waterton will deliver a written notice (the “Tag Along Notice”) to each Member holding the same class or classes of Units held by Waterton (each, a “Tag Along Holder”), at least ten Business Days prior to such Tag Along Transfer. The Tag Along Notice will include:

     (i) The principal terms of the proposed Tag Along Transfer insofar as it relates to such Waterton Units, including (A) the number and class of Waterton Units to be purchased, directly or indirectly, from the Waterton Group Members, (B) the fraction, expressed as a percentage, determined by dividing the number of each class of Waterton Units to be purchased, directly or indirectly, from the Waterton Group Members by the total number of each such class of Waterton Units held by the Waterton Group Members (each a “Tag Along Transfer Percentage”), (C) the estimated purchase price per respective Unit or formula for determining such price, (D) the anticipated form of consideration for each such Waterton Unit, (E) the name and address of the Prospective Buyer and (F) the expected closing date for the Transfer; and

     (ii) An invitation to each Tag Along Holder to make an offer to include in the Tag Along Transfer to the applicable Prospective Buyer an additional number of issued and outstanding Units of each class held by such Tag Along Holder that are of the same class being proposed for Transfer by the Waterton Group Members (not in any event to exceed the product of the Tag Along Transfer Percentage multiplied by the total number of Units of each class held by such Tag Along Holder), on the same economic terms and conditions with respect to each such class of Units as the Waterton Group Members will Transfer, directly or indirectly, each of their respective class of Units, provided that if the Waterton Group Members are Transferring, directly or indirectly, multiple classes of Units, each Tag Along Holder may be required to Transfer the same classes of Units in the same proportion as the Waterton Group Members.

     (b) Exercise. Within ten Business Days after the delivery of the Tag Along Notice, each Tag Along Holder desiring to make an offer to include any outstanding Units in the Tag Along Transfer (each a “Tag Along Seller”) will furnish a written notice (the “Tag Along Offer”) to Waterton offering to include a number of issued and outstanding Units (not in any event to exceed the product of the Tag Along Transfer Percentage multiplied by the total number of Units of the applicable class held by such Tag Along Holder) which such Tag Along Seller desires to have included in the Tag Along Transfer. Each Tag Along Holder who does not timely accept Waterton’s invitation will be deemed to have waived all of its rights with respect to such Tag Along Transfer, and the Waterton Group Members and the Tag Along Sellers will thereafter be free to Transfer to the Prospective Buyer, at a price per respective Unit no more than 110% of the price per applicable class of Units set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder.

     (c) Irrevocable Offer. The offer of each Tag Along Seller contained in his, her or its Tag Along Offer will be irrevocable, and, to the extent such offer is accepted, such Tag Along Seller will be bound and obligated to Transfer in the Tag Along Transfer at the same price and on the same economic terms and conditions, with respect to each applicable class of Units, as the Waterton Group Members, up to such number of applicable class of Units as such Tag Along Seller will have specified in his, her or its Tag Along Offer; provided, however, that if the principal terms of the Tag Along Transfer change with the result that any price per respective Unit will be less than 90% of the price per applicable Unit set forth in the Tag Along Notice, each Tag Along Seller will be permitted to withdraw the offer contained in his, her or its Tag Along Offer and will be released from his, her or its obligations thereunder.

     (d) Reduction of Units Transferred. Waterton will attempt to obtain the inclusion in the proposed Transfer of the entire number of Units which each of the Waterton Group Members and the Tag Along Sellers requested to have included in the Tag Along Transfer (as evidenced in the case of the Waterton Group Members by the Tag Along Notice and in the case of each Tag Along Seller by such Tag Along Seller’s Tag Along Offer). In the event Waterton is unable to obtain the inclusion of such entire number of Units in the Tag Along Transfer, the number of Units to be Transferred in the Tag Along Transfer will be allocated among the Waterton Group Members and the Tag Along Sellers in proportion, as nearly as practicable, to the respective number of each applicable class of Units which each of the Waterton Group Members and Tag Along Sellers requested to be included in the Tag Along Transfer.

     Section 12.3 Miscellaneous.

     The following provisions will apply to any Drag Along Sale or Tag Along Transfer:

     (a) Further Assurances. The Company will, and will cause its Subsidiaries to, and each Drag Along Seller and Tag Along Seller (each, a “Participating Seller”), whether in his, her or its capacity as a Participating Seller, Member, director, manager, employee or officer of the Company or any of its Subsidiaries, or otherwise, will take or cause to be taken all such actions as may be necessary, reasonably desirable or otherwise requested by Waterton in order to expeditiously pursue and consummate each Drag Along Sale or Tag Along Transfer and any related transactions (including any auction or competitive bid process in connection with or prefaced in anticipation of such Transfer), including executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents, assignments, releases of claims relating to their interest in the Company (including claims against the Company, any Board Manager, Waterton, Gryphon and the Prospective Buyer in a Drag Along Sale whether in connection with, prior to or subsequent to such Drag Along Sale), waivers, and any other documents or instruments which in each case are no more burdensome than those executed by the Waterton Group Members; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities that are commercially reasonable or otherwise required by Law; and otherwise cooperating with Waterton, the Prospective Buyer and their respective Representatives; attending diligence meetings and responding to diligence requests; engaging outside advisors (including investment banking, accounting and law firms), in each case acceptable to Waterton in its sole discretion. Immediately prior to the effectiveness of any Asset Sale Distribution, Public Offering, Drag Along Sale or Tag Along Transfer, any advances that have been made to Members and not repaid shall be repaid to the Company (or, to the extent there is no economic, tax or other detriment to the other Members resulting therefrom, such advances may be repaid out of the proceeds to be received by such Members in a sale transaction), and any Member guarantees shall be released. In connection with a Drag Along Sale or a Tag Along Transfer, each participating Member will be obligated to join up to such Member’s pro rata share (based on such Member’s percentage ownership, directly or indirectly, of Class A Units) in any purchase price adjustments, indemnification or other obligations that the sellers of Units, other equity interests or assets are required to provide in connection with the Draft Along Sale or Tag Along Transfer such that proceeds will be distributed as if they had been distributed after giving effect to such adjustments, indemnification and other obligations (other than any such obligations that related solely to a particular Member, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of securities or covenants of such Member, in respect of which only such Member will be liable). Each Participating Seller hereby grants to Waterton an irrevocable power of attorney to sign any and all agreements and instruments that are being executed in connection with a Drag Along Sale, Tag Along Transfer or Sale of the Company pursuant to this Agreement and that are in accordance with the provisions of this Agreement on behalf of such Participating Seller in its capacity as a Member of the Company. In connection with any Transfer or Sale of the Company required by this Article 12, each Participating Seller (i) appoints Waterton or its designee as its representative to make all decisions in connection with any sale agreement (including the right to resolve any potential indemnification claims or other disputes on behalf of all Members) and (ii) hereby grants to Waterton and its designee an irrevocable proxy coupled with an interest to vote its, his or her Units (which proxy shall be valid and remain in effect until the provisions of this Section 12.3(a) expire pursuant to Section 12.3(d)) in connection with, or in furtherance of, the exercise by Waterton of its rights under this Article 12.

     (b) Process. Waterton will, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Drag Along Sale or Tag Along Transfer and the terms and conditions thereof. Neither Waterton nor any of its Affiliates will have any liability to any other holder of Units arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Drag Along Sale or Tag Along Transfer except to the extent Waterton will have failed to comply with the provisions of this Article 12.

     (c) Expenses. All reasonable costs and expenses incurred by the Waterton Group Members, Gryphon, their respective Affiliates or the Company in connection with any proposed Drag Along Sale or Tag Along Transfer pursuant to this Article 12 (whether or not consummated), including all attorney’s fees and expenses, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, will be either (i) borne by the Members based upon such Member’s pro rata share such that proceeds from any Transfer or Sale of the Company will be distributed as if they had been distributed after giving effect to such costs and expenses or (ii) paid or reimbursed by the Company. The reasonable fees and expenses of a single legal counsel representing any or all of the other Participating Sellers in connection with any proposed Drag Along Sale or Tag Along Transfer pursuant to this Article 12 (whether or not consummated) will be paid or reimbursed by the Company. Any other costs and expenses incurred by or on behalf of any or all of the other Participating Sellers in connection with any proposed Drag Along Sale or Tag Along Transfer pursuant to this Article 12 (whether or not consummated) will be borne by such Participating Sellers.

     (d) Closing. The closing of a Transfer or Sale of the Company to which this Article 12 applies will take place at such time and place as Waterton will specify by notice to each Participating Seller. At the closing of such Drag Along Sale or Tag Along Transfer, each Participating Seller will, if applicable, deliver the certificates evidencing the Units to be Transferred by such Participating Seller, duly endorsed for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any necessary transfer tax stamps affixed, against delivery of the applicable consideration.

     (e) Sale Distributions. Notwithstanding any other provision of this Agreement, in the event that a Transfer or Sale of the Company is consummated in accordance with this Article 12, the net proceeds of such Drag-Along Sale shall be distributed as follows: (A) first, the Company shall distribute to Waterton, and Waterton will receive, an amount equal to the value of Waterton’s initial Capital Contribution, which is an amount equal to $17,000,000, (B) second, the Company shall distribute to each Member an amount equal to the aggregate amount of all Capital Contributions actually made by such Member following such Member’s initial Capital Contribution on a pro rata basis in accordance with the Capital Contributions made by such Member, up to the aggregate amount of such Capital Contributions, then (C) following the foregoing Distributions and payments, the remaining net proceeds of such Asset Sale (if any) shall be distributed among the Members pro rata in accordance with each Member’s Interest (after taking into account any pro forma adjustments based on Section 3.7(e)) ..

     (f) Compliance with Applicable Law. The terms and conditions of the closing of a Transfer or Sale of the Company to which this Article 12 applies will comply in all material respect with all applicable Laws.

ARTICLE 13
PRE-EMPTIVE RIGHTS

     Section 13.1 Pre-emptive Rights.

     The Company will not issue or sell any Units or any other equity interests to any Member, including Waterton, an Affiliated Fund, or Gryphon, or to any third party (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of this Article 13.

     Section 13.2 Participation Notice.

     Not fewer than thirty (30) Business Days prior to the consummation of the Issuance, a written notice (the “Participation Notice”) will be given by the Company pursuant to Section 20.3 to each Member that holds Class A Units and is not an Excluded Member. The Participation Notice will include:

     (a) The principal terms of the proposed Issuance, including (i) the amount and kind of Subject Securities to be included in the Issuance, (ii) the number of Subject Securities, (iii) the price per unit of the Subject Securities, (iv) the portion of the Issuance equal to the number of Class A Units held by such holder immediately prior to the Issuance divided by the aggregate number of Class A Units outstanding immediately prior to the Issuance (the “Participation Portion”) and (v) the name and address of each Person to whom the Subject Securities are proposed to be issued (each a “Prospective Subscriber”); and

     (b) An offer by the Company to issue or cause to be issued, at the option of each holder of Units to which a Participation Notice is required to be given, to such holder such portion of the Subject Securities to be included in the Issuance as may be requested by such holder (not to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance), at the same price and otherwise on the same economic terms and conditions, with respect to each unit of Subject Securities issued to such holders of Units, as the issuance to each of the Prospective Subscribers; provided that, if all holders of Units entitled to purchase or receive any class or series of Subject Securities are required to also purchase any other class or series of Subject Securities, the Prospective Subscribers exercising their rights pursuant to this Article 13 will also be required to purchase the same strip of securities (on the same terms and conditions) that such other holders of Units are required to purchase.

     Section 13.3 Participation Commitment.

     Each holder of Units desiring to accept the offer contained in the Participation Notice will send an irrevocable commitment (each, a “Participation Commitment”) to the Company within fifteen (15) Business Days after the effectiveness (in accordance with Section 13.2) of the Participation Notice specifying the number (not in any event to exceed the product of the Participation Portion multiplied by the aggregated number of securities in the Issuance) or proportion (not in any event to exceed the Participation Portion) of Subject Securities which such holder desires to be issued (each, a “Participation Buyer”). Each holder of Units which has not so accepted such offer, or that does not comply with Section 13.6, will be deemed to have waived all of such holder’s rights with respect to the Issuance under this Article 13, and the Company will thereafter be free to issue the Subject Securities in such Issuance to the Prospective Subscribers and any Participating Buyers at a price not less than 90% of the price set forth in the Participation Notice, without any further obligation to such non-accepting holders under this Article 13. If, prior to consummation, the terms of such proposed Issuance will change with the result that the price will be less than 90% of the price set forth in the Participation Notice, it will be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Article 13 separately complied with, in order to consummate such Issuance pursuant to this Article 13; provided, however, that in the case of such a separate Participation Notice, each applicable period to which reference is made in this Article 13 will be the longer of (a) the remaining portion of the 15 Business Day period applicable to the first Participation Notice distributed in connection with such proposed Issuance or (b) five (5) Business Days.

     Section 13.4 Acceptance.

     The Participation Commitment of each Participating Buyer will be irrevocable except as hereinafter provided, and each such Participating Buyer will be bound and obligated to acquire in the Issuance on the same economic terms and conditions as the Prospective Subscribers, with respect to each share of Subject Securities issued, such number or proportion of Subject Securities as such Participating Buyer will have specified in such Participating Buyer’s Participation Commitment.

     Section 13.5 Failure to Consummate.

     If at the end of the 240th day following the date of the effectiveness (in accordance with Section 13.2) of the Participation Notice the Company has not completed the Issuance on the terms and conditions specified in such Participation Notice, each Participating Buyer will be released from its obligations under such Participating Buyer’s Participation Commitment, the Participation Notice will be null and void, and it will be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Article 13 separately complied with, in order to consummate any Issuance subject to this Article 13.

     Section 13.6 Cooperation.

     Each holder of Units, whether in his, her or its capacity as a Participating Buyer, officer or Board Manager of the Company, or otherwise, will take or cause to be taken all such reasonable actions as may be necessary, reasonably desirable or otherwise requested by the Company in order expeditiously to consummate each Issuance pursuant to this Article 13 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, refraining from dissenting to any such Issuance and related transactions, and otherwise cooperating with the Company, the Prospective Subscribers and the Participating Buyers (if any). Without limiting the generality of the foregoing, each such Participating Buyer and holder of Units agrees to execute and deliver such Ancillary Documents to which the Prospective Subscriber will be party.

     Section 13.7 Closing.

     The closing of an Issuance pursuant to this Article 13 will take place at such time and place as the Company will specify by notice to each Participating Buyer in accordance with Section 20.3. At the closing of any Issuance under this Article 13, each Participating Buyer will be delivered the certificates or other instruments, if any, evidencing the Subject Securities to be issued to such Participating Buyer, registered in the name of such Participating Buyer or his, her or its designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

     Section 13.8 Exceptions.

     Notwithstanding the foregoing, the Company may proceed with any Issuance without having complied with the provisions of Section 13.2 with respect to any issuances (a) in connection with a bona fide compensation arrangement approved by the Board of Managers, (b) to the owner or owners of another business in connection with any business combination or as consideration in a business acquisition transaction, in either case, involving the Company or any of its direct or indirect Subsidiaries, (c) in connection with a Public Offering, (d) of warrants in connection with the incurrence of any indebtedness approved by the Board of Managers, (e) to any Person (other than an existing Members on the date of such issuance or such Member’s Affiliates or their respective directors and officers) which is reasonably determined in good faith by the Board of Manager to be strategically beneficial to the operations of the Company, (f) of Interests representing less than five percent (5%) in the aggregate of the Interests outstanding on the date hereof that are issued to one or more employees of the Company or any of its Subsidiaries at a price per Unit of not conspicuously less than Fair Market Value (except if reasonable anti-dilution protection, in the opinion of the Board of Managers, is extended to all Members) or (g) of Units on or prior to the date hereof; provided that in each case such transaction has been approved by its Board of Managers in accordance with Section 7.2.

     Section 13.9 Compliance.

     Nothing in this Article 13 will be deemed to prevent Waterton Group Members and their respective Affiliates from purchasing for cash any Subject Securities without first complying with the provisions of this Article 13; provided that in connection with such purchase, (i) the Company gives prompt notice to each other Member that holds Class A Units and is not an Excluded Member, which notice will describe in reasonable detail the Subject Securities being purchased by the Person(s) making such purchase (the “Purchasing Holder”) and the purchase price therefor and (ii) the Purchasing Holder and the Company will, as soon as practicable (and in any event not later than 90 days following such purchase by the Purchasing Holder), take all steps necessary to enable the other Members that hold Class A Units and are not Excluded Members to effectively exercise their respective rights under this Article 13 with respect to their purchase of a pro rata portion of the Subject Securities issued to the Purchasing Holder after such purchase; provided that in each case such transaction has been approved by its Board of Managers in accordance with Section 7.2.

ARTICLE 14
PROGRAMS AND BUDGETS

     Section 14.1 Operations Under Programs and Budgets.

     Except as otherwise provided in this Agreement, Operations shall be conducted, expenses shall be incurred and Assets shall be acquired consistent with Programs and Budgets duly adopted by the Board of Managers as detailed in Schedule 14.1.1. Each Program and Budget shall detail the Operations to be conducted and the objectives to be accomplished by the Company for the period of time set forth therein and shall include: (a) accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget, and (b) payment of all obligations and liabilities of the Company and its Subsidiaries under leases, contracts and agreements of the Company and its Subsidiaries and all other costs and expenses necessary or appropriate for the development and Operation of the Properties and the long-term business success of the Company. The initial Program and Budget, which has been adopted by the Members, is attached as Schedule 14.1.2.

ARTICLE 15
DISSOLUTION OF COMPANY

     Section 15.1 Termination of Membership.

     No Member will resign or withdraw from the Company except for (a) any Transfer of its Interest in the Company expressly in compliance with the restrictions on Transfer set forth in Article 11, whereupon a transferee may become a Member in place of the Member assigning such Interest, and (b) the deemed resignation of a Member pursuant to Section 3.11. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member will not in and of itself cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company will be continued without dissolution.

     Section 15.2 Events of Dissolution.

     The Company will be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (b) the majority vote of the Board of Managers in accordance with Section 7.2 and the consent of Waterton or (c) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member unless the business of the Company is continued in a manner permitted by this Agreement and the Act.

     Section 15.3 Liquidation.

     Upon dissolution of the Company for any reason, the Company will immediately commence to wind up its affairs. A reasonable period of time will be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of its remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company’s property and assets or the proceeds from the liquidation thereof will be distributed so as not to contravene the Act and will be otherwise distributed to the Members as set forth in Section 5.1(d) . A full accounting of the assets and liabilities of the Company will be taken and a statement thereof will be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements will be prepared under the direction of the Board of Managers.

     Section 15.4 No Action for Dissolution.

     The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 15.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 15.3 and except as specifically provided in Section 18-802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution, to seek partition of assets, or to seek the appointment of a receiver or trustee to liquidate the Company.

     Section 15.5 No Further Claim.

     Upon dissolution, each Member will have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member will have no recourse against the Company, the Board of Managers or any other Member.

     Section 15.6 Distribution of Subsidiary Equity.

     In the event that immediately prior to its dissolution the Company holds common stock or other equity interests in any direct Subsidiary of the Company with over 50% of the then outstanding ordinary voting power to elect members of such Subsidiary’s board of directors or board of managers, the Company will cause such Subsidiary, prior to and in contemplation of such dissolution and the distribution to Members of the stock of such Subsidiary, to offer to enter into agreements with the Members granting to such Members directly the same rights, subject to substantially the same obligations, with respect to such Subsidiary as they possess with respect to the Company and each other Member, immediately prior to such dissolution, with all rights of the Board of Managers being transferred to the board of directors (or similar governing body) of such Subsidiary. All Members hereby agree to take all reasonable actions in connection with the foregoing, including (a) the execution of all such agreements with such Subsidiary and the execution of such additional documents and instruments as may be requested by the Board of Managers and (b) if such common stock or other equity interests of such Subsidiary have been offered in a Public Offering, the execution of any holdback, lockup or similar agreement requested by Waterton in connection with such Public Offering.

ARTICLE 16
INDEMNIFICATION

     Section 16.1 Indemnification Rights.

     (a) General. To the fullest extent permitted by Law, the Company will indemnify, defend and hold harmless each Board Manager, each officer, director or manager of the Company, Waterton, Gryphon, the Tax Matters Member and each of their respective Affiliates (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 16), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business and Operations of the Company or any of its Subsidiaries and from liabilities or obligations of the Company or any of its Subsidiaries imposed on such Person by virtue of such Person’s position with the Company or any of its Subsidiaries, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 16.1 will be available only if such action or inaction was not expressly prohibited by this Agreement and (i) either (A) the Indemnified Person, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or any of its Subsidiaries or (B) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company or any of its Subsidiaries and (ii) the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 16.1 will be recoverable only from the assets of the Company and not from any assets of the Members. The Company will advance reasonable attorneys’ fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction finds that such Indemnified Person is not entitled to indemnification under this Article 16. The Company or any of its Subsidiaries may pay for insurance covering liability of the Indemnified Persons for negligence in the operation of the Company’s or any of its Subsidiaries’ affairs.

     (b) Indemnification Priority. The Company hereby acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 16.1 may also be provided to certain Indemnified Persons by each Waterton Affiliates and certain of each of its Affiliates (other than direct or indirect subsidiaries of the Company) (collectively, the “Affiliate Indemnitors”). The Company hereby agrees that, as between itself and the Affiliate Indemnitors (i) the Company is the indemnitor of first resort with respect to all such indemnifiable claims against such Indemnified Persons, whether arising under this Agreement or otherwise (i.e., its obligations to such Indemnified Persons are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Persons are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by such Indemnified Persons and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Persons), without regard to any rights such Indemnified Persons may have against the Affiliate Indemnitors, and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnified Person and for which such Indemnified Person may be entitled to indemnification from the Company in connection with serving as a director or officer (or equivalent titles) of the Company or its Subsidiaries. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company will affect the foregoing and the Affiliate Indemnitors will be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company, and the Company will cooperate with the Affiliate Indemnitors in pursuing such rights.

     Section 16.2 Exculpation.

     No Indemnified Person will be liable, in damages or otherwise, to the Company, any of its Subsidiaries or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement.

     Section 16.3 Persons Entitled to Indemnity.

     Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company or any of its Subsidiaries will be entitled to the benefits of this Article 16 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. The right to indemnification and the advancement of expenses conferred in this Article 16 will not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by Law, vote of the Board of Managers or otherwise. If this Article 16 or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Article 16 to the fullest extent permitted by any applicable portion of this Article 16 that will not have been invalidated and to the fullest extent permitted by applicable Law.

     Section 16.4 Procedure Agreements.

     The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, or the Board Managers, setting forth procedures consistent with applicable Law for implementing the indemnities provided in this Article 16.

     Section 16.5 Interested Transactions.

     No contract or transaction between the Company and one or more of the Board Managers or officers, or between the Company and any other entity in which one or more of the Board Managers or officers are directors or officers, or have a financial interest, will be void or voidable solely because the Board Manager or officer is present at or participates in the meeting of the Board of Managers or committee which authorizes the contract or transaction, provided that his, her or their votes are not counted for such purpose.

     Section 16.6 Business Opportunities.

     Each employee, consultant and service provider of the Company or any of its Subsidiaries that is party to this Agreement will, and will cause each of his, her or its Affiliates to, bring all investment or business opportunities to the Company of which any of the foregoing become aware and which are related to, complementary with or competitive with the business then conducted or proposed to be conducted by the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything at law or in equity to the contrary, to the fullest extent permitted by Law, neither the foregoing sentence nor the doctrine of corporate opportunity, business opportunity, or any analogous doctrine, will apply to Waterton, any Affiliated Fund, any Waterton Board Manager, Gryphon or any of their respective Affiliates or Permitted Transferees (each an “Exempted Person”). The Company and each Member renounces any interest or expectancy of the Company or any of its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Exempted Person, including any transactions with Waterton, any Affiliated Fund or any of their respective Affiliates. No Exempted Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its Subsidiaries, including any transaction with Waterton, any Affiliated Fund or any of their respective Affiliates, will have any duty or obligation to communicate or offer such opportunity to the Company, any of its Subsidiaries or any Member, and such Exempted Person will not be liable to the Company, any of its Subsidiaries or to the Members for breach of any fiduciary or other duty by reason of the fact that such Exempted Person pursues or acquires such opportunity, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company or any of its Subsidiaries. No amendment or repeal of this Section 16.6 will apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any opportunities of which any such Exempted Person becomes aware prior to such amendment or repeal. For the avoidance of doubt, the provisions of this Section 16.6 will have independent effect with respect to, and will not be construed as being in lieu of or otherwise limiting, any separate obligations of any Person under any existing agreement between such Person and the Company and/or its Subsidiaries, including any agreement related to any non-competition, non-solicitation, confidentiality or other restrictions on the activities or operations of such Person.

     Section 16.7 Reliance, Etc.

     (a) Notwithstanding any other provision of this Agreement, an Indemnified Person acting under this Agreement will not be liable to the Company or to any other Indemnified Person for its, his or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Company and each Member to replace such other duties and liabilities of such Indemnified Person. No Indemnified Person will have any fiduciary duties to the Company or any Member, and will otherwise not have any obligations other than such obligations as specifically provided by this Agreement.

     (b) Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (i) in its, his or her discretion or under a grant of similar authority, the Indemnified Person will be entitled to consider only such interests and factors as such Indemnified Person desires, including its, his or her own and its, his or her Affiliates’ interests, and will, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member, or any other Person, or (ii) in its, his or her good faith or under another express standard, the Indemnified Person will act under such express standard and will not be subject to any other or different standards.

ARTICLE 17
REPRESENTATIONS AND COVENANTS BY THE MEMBERS

     Each Member hereby represents and warrants to, and agrees with, the Board of Managers, severally and not jointly and solely on its own behalf, as follows:

     Section 17.1 Investment Intent.

     Such Member is acquiring such Member’s Interest with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws, or otherwise Transferring such Interests, in each case in violation of applicable law.

     Section 17.2 Securities Regulation.

     (a) Such Member acknowledges and agrees that such Member’s Interest is being issued and sold in reliance on the exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that such Member’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws.

     (b) Except as otherwise set forth in this Agreement, such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Interest for public sale and that, unless such Member’s Interest is registered or an exemption from registration is available, such Member’s Interests may be required to be held indefinitely.

     (c) Such Member has voluntarily acquired his, her or its Interests and was not, in the case of any employee of the Company or any of its Subsidiaries or such employee’s permitted assigns, induced to acquire his or her Interests by expectation of employment or continued employment of the employee with the Company or a Subsidiary of the Company.

     Section 17.3 Knowledge and Experience.

     Such Member is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and/or such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto.

     Section 17.4 Economic Risk.

     Such Member is able to bear the economic risk of such Member’s investment in such Member’s Interest for an indefinite period of time, and such Member is aware that such Member may lose the entire amount of such Member’s investment in the Company.

     Section 17.5 Binding Agreement.

      Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other Laws affecting the enforcement of creditors rights).

     Section 17.6 Tax Position.

     The Members will not take a position on such Member’s U.S. federal income tax return, in any claim for refund, or in any administrative or legal proceedings that is inconsistent with (i) this agreement, (ii) any tax return or information return filed by the Company, or (iii) the position that Waterton is to receive an increase in the adjusted basis of its proportionate share (based on Units) in the Company’s assets as a result of Waterton’s purchase of Interests as set forth in the Contribution Agreement.

     Section 17.7 Information.

     Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction and the determination of such Member to acquire any Units pursuant to this Agreement has been made by such Member independent of any such answers given or other statements made by the Company, its Subsidiaries and their respective Affiliates and representatives.

     Section 17.8 Tax and Other Advice.

     Such Member has had the opportunity to consult with such Member’s own tax and other advisors with respect to the consequences to such Member of the purchase, receipt or ownership of the Units, including the tax consequences under federal, state, local, and other income tax Laws of the United States or any other country and the possible effects of changes in such tax Laws. Such Member acknowledges that none of the Company, its Subsidiaries, Affiliates, successors, beneficiaries, heirs and assigns and its and their past and present directors, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to such Member regarding the consequences to such Member of the purchase, receipt or ownership of the Units, including the tax consequences under federal, state, local and other tax Laws of the United States or any other country and the possible effects of changes in such tax Laws.

     Section 17.9 Licenses and Permits.

     Such Member will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any federal, state, municipal, county, territorial, aboriginal, local or other governmental license or permit (within or without the United States) necessary or appropriate to operate its business or the business of any entity in which the Company invests.

     Section 17.10 Indemnities.

     Such Member agrees to indemnify and hold harmless the Company from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorney’s fees and charges) resulting from any breach of any representation, warranty or agreement of such Member in this Agreement or any misrepresentation by such Member in this Agreement.

     Section 17.11 Takeover Proposals.

     Such Member (other than Waterton) (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency law, its directors, officers, Affiliates, shareholders, partnership, employees, agents and members) covenants and agrees that it will not, directly or indirectly, without the prior written consent of Waterton (which may be withheld or delayed in the sole discretion of Waterton): (a) enter into negotiations, provide advice, provide any form of assistance or otherwise encourage, facilitate or make any proposal or offer for any takeover bid, amalgamation, plan of arrangement, reorganization, recapitalization, asset sale, merger, business combination or any similar extraordinary transaction involving the Company or any of its Affiliates or Members that would result in a Change in Control (each, a “Takeover Proposal”; (b) engage in any discussion or negotiations, or enter into any agreement, commitment or understanding with any third party (including any creditors of the Company or any Affiliates of such creditors) with respect to any Takeover Proposal; (c) provide or arrange any equity or debt financing to any third party considering or proposing any Takeover Proposal; or (d) assist, advise or encourage a third party in doing any of the foregoing.

ARTICLE 18
COMPANY REPRESENTATIONS AND COVENANTS

     In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants and agrees to each Member as follows:

     Section 18.1 Duly Formed.

     The Company is a duly formed and validly existing limited liability company under the Act, with all necessary power and authority under the Act to issue the Interests to be issued to the Members hereunder.

     Section 18.2 Valid Issue.

     When the Interests are issued to the Members as contemplated by this Agreement and the Capital Contributions required to be made by the Members are made, the Interests issued to the Members will be duly and validly issued and no liability for any additional capital contributions or for any obligations of the Company will attach thereto.

ARTICLE 19
AMENDMENTS TO AGREEMENT

     Section 19.1 Amendments.

     This Agreement may be modified or amended by written action of the Board of Managers. The Board of Managers shall provide a copy of any such amendment or modification of this Agreement to the Members.

     Section 19.2 Corresponding Amendment of Certificate.

     The Board of Managers will cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any modification or amendment to this Agreement.

     Section 19.3 Binding Effect.

     Any modification or amendment to this Agreement pursuant to this Article 19 will be binding on the Company and all Members.

ARTICLE 20
GENERAL

     Section 20.1 Public Offering; Right to Convert to Corporate Form.

     (a) If the Company, pursuant to the decision of the Board of Managers, undertakes a Public Offering, then the Members will cooperate with each other in good faith to restructure the Company in advance of the Public Offering in the most tax-advantageous manner reasonably available to enable the Affiliated Funds to receive equity interests in the entity effecting the Public Offering in exchange for interests directly or indirectly in Waterton. For greater clarity, the Members agree that the restructuring steps in advance of the Public Offering may include converting the Company from a Nevada limited liability company to a corporation organized under the laws of Nevada or another jurisdiction, whether by merger, statutory conversion, a tax-free contribution under Section 351 of the Code or by such other form of transaction as may be available under applicable Law. The Members hereby agree to cooperate in all respects to effectuate the restructuring in advance of the Public Offering and the Public Offering, which may require the conversion of their Units into shares of common stock or other securities in the Company or another entity. The Board of Managers, in its sole discretion and without the requirement for any action or approval of any Member or Member, will have the exclusive power and authority to approve and authorize any restructuring steps. The Members will, at the expense of the Company, as soon as practicable thereafter, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all instruments and documents that may be reasonably requested by the Board of Managers to best effectuate the restructuring of the Company while continuing in full force and effect, to the extent consistent with such restructuring, the terms, provisions, and conditions of this Agreement, including all rights, protections and benefits afforded to parties to this Agreement. All Members will work together in good faith to accomplish the restructuring in the most tax-advantageous manner reasonably available. It is the intent of the Members that any conversion of the Company into corporate form is part of the Member’s investment decision with respect to the Units. Immediately prior to the restructuring, the Board of Managers will determine the aggregate value of the Units immediately prior to the Public Offering (the “Pre-Offering Company Value”) based on each share of common stock’s Fair Market Value net of any underwriting discounts, fees and expenses (the “Per Share Offering Price”).

     (b) All Members hereby agree to take all actions in connection with a Public Offering (whether or not such Public Offering involves a conversion of the Company as set forth in Section 20.1(a)), including refraining from dissenting to any such Public Offering, executing all documents as may be requested by the Board of Managers and executing any holdback, lockup or similar agreement requested by Waterton in connection with such Public Offering. In connection with a Public Offering, the Company will also enter into a registration agreement with Waterton and Gryphon (if Gryphon holds not less than 20% of the Interests) which will be in a form customary for such agreements and which will provide that (i) Waterton, the Affiliated Funds and their respective Affiliates will be entitled to “demand” registration rights and (ii) that each other Member will be entitled to “piggy-back” registration rights on each such demand registration and any other registrations of the Company in which Waterton participates, provided that such participation must not impair the Public Offering and will also be in the discretion of the lead underwriter.

     (c) The Company will indemnify and hold harmless each Member from and against all losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and charges) resulting from any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, or other document (including any related registration statement, notification, or the like), or any amendment or supplement thereto, incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any securities law, rule or regulation, in each case applicable to the Company in connection with any such registration, qualification, or compliance.

     (d) Each Member will, to the extent securities held by such Member are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, managers, officers, partners, legal counsel, and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, and each other Member, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, each other such Member, and each such underwriter, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Member and stated to be specifically for use therein. A Member’s liability at law for indemnification under this Section 20.1(d) (other than for fraud) is expressly limited to the aggregate amount of consideration received by such Member in connection with or pursuant to such Public Offering.

     (e) All expenses incurred by the Company in complying with this Section 20.1, including all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of not more than one counsel for all of the Members chosen by Waterton registering securities in any given registration, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which will be paid in any event by the Company), will be borne by the Company.

     Section 20.2 Successors and Assigns; Etc.

     This Agreement will be binding upon the executors, administrators, estates, heirs, Permitted Transferees and other legal successors of the Members. For the avoidance of doubt, the rights and obligations under this Agreement may be assigned and transferred, in whole or in part, solely and exclusively as expressly permitted by this Agreement, including in connection with any Transfer completed in compliance with Article 11 or Article 12.

     Section 20.3 Notices, Etc.

     All notices and other communications required or permitted hereunder will be in writing and will be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member on file with the Company (including any e-mail address) or at such other address (including any e-mail address) as such Member will have furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers to it at:

Borealis Mining Company LLC
611 N. Nevada Street
Carson City, Nevada 89703Attn: Chief Executive Officer

With copies to (which shall not constitute notice):

Waterton
Folio House
P.O. Box 800
Road Town, Tortola, VG1110
British Virgin Islands
Fax: (284) 494-8356/7422
Attention: Peter Poole,

     Section 20.4 Area of Interest; Abandonment of Claims.

     No Member or former Member shall, or shall authorize or permit its Affiliates to, directly or indirectly, acquire any interest or right to acquire any interest in any real property, minerals, water rights relating to real property or other real property interest (whether fee, surface, mineral, patented, unpatented, lease, right of use, or otherwise) that is wholly or partially within the Area of Interest, except as described in Schedule 20.4.1. The terms and conditions set forth in Schedule 20.4 shall apply to any acquisition or proposed acquisition with respect to property wholly or partially within the Area of Interest. The surrender or abandonment, or proposed surrender or abandonment, of part or all of the Properties shall also be governed by the terms and conditions set forth in Schedule 20.4.1. “Area of Interest” means the area encompassed by the Properties, all real property located within the boundaries of the Properties, and all real property within five (5) miles from the perimeter of the Properties, or any portion thereof.

     Section 20.5 Execution of Documents; Further Assurances.

     From time to time after the date of this Agreement, upon the request of the Board of Managers, each Member will perform, or cause to be performed, all such additional acts, and will execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement. Each Member, including each Permitted Transferee, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board of Managers or any Person designated by the Board of Managers to act on such Member’s behalf for purposes of this Section 20.5 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:

     (a) all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board of Managers deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board of Managers, necessary to protect the limited liability of the Members;

     (b) all conveyances and other instruments that the Board of Managers deems appropriate to reflect the dissolution of the Company; and

     (c) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board of Managers deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

     The appointment of each Board Manager as such Member’s attorney-in-fact to act on its behalf for purposes of this Section 20.5 will be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board of Managers to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and will survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor will survive such assignment only until such time as the transferee will have been admitted to the Company as a substituted Member and all required documents and instruments will have been duly executed, filed, and recorded to effect such substitution.

     Section 20.6 Governing Law; Nevada Law.

     This Agreement and the performance of the transactions contemplated hereby will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law principles.

     Section 20.7 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

     The parties irrevocably and unconditionally consent to the jurisdiction and venue of the state and federal courts located in the State of Colorado in connection with any action relating to this Agreement and agree that service of summons, complaint or other process in connection with any such action may be made as set forth in Section 20.3 and that service so made will be as effective as if personally made in the State of Colorado. Each Member irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and waives any motion to transfer venue from any of the aforesaid courts. A final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding and may be enforced in any other courts to whose jurisdiction any such Member is or may be subject, by suit upon judgement.

     Each Member irrevocably and unconditionally agrees to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of such Member related to or arising out of this Agreement or the transactions contemplated hereby.

     Section 20.8 Severability.

     If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination will not affect the other provisions hereof, each of which will be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability will not affect any valid and enforceable application thereof, and each such provision will be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by Law.

     Section 20.9 Construction.

     Each Member and each other party to or bound by this Agreement acknowledges that it has been represented and advised by legal counsel during the negotiation, preparation, execution and delivery of this Agreement as well as its acquisition of its Interest. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, the principle of contra proferentum will not apply to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

     Section 20.10 Table of Contents, Headings.

     The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

     Section 20.11 No Third-Party Rights.

     Except as expressly provided in this Agreement, including the provisions of Article 16, the provisions of this Agreement are solely for the benefit of the Company, the Board of Managers and the Members and no other Person, including creditors of the Company, will have any right or claim against the Company, the Board of Managers or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

     Section 20.12 Entire Agreement.

     This Agreement, each Member’s respective purchase agreement, subscription agreement or unit certificate, the Contribution Agreement and the other agreements contemplated hereby and thereby constitute the entire agreement of the Members and their Affiliates relating to the Company and supersede all prior meetings, communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the Company, whether oral or written, none of which will be used as evidence of the parties’ intent. In addition, each party hereto acknowledges and agrees that all prior drafts of this Agreement contain attorney work product and will in all respects be subject to the foregoing sentence.

     Section 20.13 Effect of Waiver or Consent.

     A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

     Section 20.14 Counterparts and Facsimile.

     This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument. This Agreement, each Member’s respective purchase agreement, subscription agreement or unit certificate and the other agreements contemplated hereby and thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, email message, or other electronic means (including .pdf format) will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the electronic delivery of a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, email, or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

     Section 20.15 Offset.

     Whenever the Company is to make any Distribution to a Member or otherwise pay any sum to any Member, any amounts that such Member owes to the Company or any of its Subsidiaries or to another Member may be offset and deducted from that sum before payment and the amount of such sum deducted will nonetheless be treated as paid to such Member.

     Section 20.16 Adjustment of Numbers.

     Subject to Section 19.1 and other applicable provisions of this Agreement, all numbers set forth herein that refer to Unit prices or amounts will be appropriately adjusted by the Board of Managers in good faith to reflect Unit splits, Unit dividends, dilution, the making of or failure to make Capital Contributions, combinations of Units and other recapitalizations affecting the subject class of equity.

     Section 20.17 Business Days.

     If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of Colorado, the State of New York, Toronto, Ontario, or the jurisdiction in which the Company’s principal office is located, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday, or legal holiday.

     Section 20.18 Survival.

     This Section, Section 5.3, Section 6.1, Section 6.2, Section 9.4, Article 16, Section 17.10, and this Article 20 will survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the dissolution of the Company.

     Section 20.19 Force Majeure.

     Except for any obligation to make Capital Contributions or other payments when due under this Agreement, the obligations of the Board of Managers with respect to Operations and compliance with Programs and Budgets shall be suspended to the extent and for the period of time that performance is prevented, in whole or in part, by a Force Majeure Event. The affected Person shall promptly give notice to all of the Members of any Force Majeure Event and the suspension of performance, stating in the notice in reasonable detail the nature of and the reasons for the Force Majeure Event and its estimated duration. The affected Person shall resume performance as soon as possible.

     Section 20.20 Designees.

     Each of the rights granted to Waterton may, upon the request of such Member, be exercised in whole or in part from time to time by its Affiliates and other designees.

     Section 20.21 Gender.

     Any reference to the masculine gender will be deemed to include the feminine and neuter genders unless the context otherwise requires.

     Section 20.22 Use of Trademarks, Logos.

     Waterton or its Permitted Transferees shall have the right to use the Company’s logos, trademarks, and other intellectual property for Waterton’s or any of its Affiliates’ marketing materials.

     Section 20.23 Investigations, Criminal Matters.

     The Company and its Subsidiaries will keep Waterton or its Permitted Transferees fully informed and apprised of any tax, criminal, or regulatory investigations, prosecutions or other similar activities and of any issues, investigations or prosecutions with respect to Environmental Compliance, and the Company and its Subsidiaries will cooperate with Waterton or its Permitted Transferees to mitigate any adverse consequences.

     Section 20.24 Information Rights.

     (a) Waterton and its Permitted Transferees shall have complete access to the books and records (including tax records) of the Company and its Subsidiaries.

     (b) The Company will deliver, or will cause to be delivered, to each Member (x) within 45 days after the end of each fiscal quarter of the Company, the quarterly internally prepared unaudited consolidated financial statements of the Company and its consolidated Subsidiaries for such quarter and (y) within 120 days after the end of each fiscal year of the Company, the audited annual consolidated financial statements of the Company and its consolidated Subsidiaries for such year; in each case, at the expense of the Company; provided that, the delivery of any such financial statements by the Company or any of its Subsidiaries to each Member will be deemed to satisfy the Company’s obligations to such Member hereunder. The foregoing rights will be subject to such reasonable standards as may be established by the Board of Managers from time to time.

     Section 20.25 Rule Against Perpetuities.

     The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable Law. If, however, any such violation inadvertently occurs, the provisions of this Agreement shall be revised and reformed in such a way as to approximate most closely the intent of the Members within the limits permissible by such applicable Law.

     Section 20.26 Outside Business Activities of Waterton.

     (a) Each of the Members and the Company acknowledge and affirm that Waterton and its Affiliates: (i) Gryphon, the Company and Waterton have previously entered into that certain Senior Secured Gold Stream Credit Agreement, dated April 18, 2012, among Gryphon, as the borrower, the Company, as the guarantor, and Waterton, as the lender, whereby Waterton agreed to make loans up to $15,000,000 (as amended, modified, supplemented or restated, the “Credit Agreement”); Gryphon, the Company and Waterton entered into certain other Credit Documents, as defined in the Credit Agreement (the “Credit Documents”); and Waterton may from time to time extend certain other credit facilities to the Company (collectively, such credit facilities, together with the Credit Agreement and the Credit Documents being the “Credit Facilities”); (ii) Gryphon, the Company and Waterton have previously entered into that certain Gold and Silver Supply Agreement dated April 18, 2012, whereby Waterton will acquire gold and silver from Gryphon and the Company from time to time on the terms and conditions contained therein, and Gryphon, the Company and Waterton may from time to time enter into other gold or silver purchase, sale and supply agreements whereby Waterton will acquire, gold, silver or other metals (as amended, modified, supplemented or restated from time to time, the “Supply Agreements”); (iii) (A) have previously participated, and will in the future participate, directly or indirectly, in private equity, venture capital, lending, royalty, gold and silver stream, gold and silver supply, and other direct and indirect investments in other Persons (“Other Investments”), including Other Investments engaged in various aspects of mining, mineral exploration, mineral development, mineral sales and other mining activities that may, are or will be competitive with the Company’s business or that could be suitable for the Company and its Subsidiaries, (B) have interests in, participate with, aid and maintain seats on the board of directors, board of managers, or similar governing bodies, of Other Investments, and (C) may develop or become aware of business opportunities with and for Other Investments; and (iv) may or will, as a result of or arising from the matters referenced in clauses (i), (ii) and (iii), and, generally, as a result of or arising from the business of Waterton and its Affiliates, have conflicts of interest or potential conflicts of interest with the Company, with Gryphon and with any other Member.

     (b) Subject to compliance with the terms of this Agreement, the Members and the Company expressly (i) acknowledge and affirm that neither Waterton nor any Affiliate thereof has any fiduciary relationship with or duty to the Company, any Member or any Affiliate of any Member, (ii) acknowledge and affirm that Waterton has acted solely as a principal with respect to the Company and this Agreement and neither Waterton, nor any of its Affiliates nor any Waterton Board Manager has acted as an advisor, agent or fiduciary for the Company, any Member or any Affiliate thereof, or has any fiduciary duty to the Company or any other member, (iii) waive any such conflicts of interest or potential conflicts of interest and agree that Waterton and its Affiliates and the Waterton Board Managers shall not have any liability to the Company, any Member or any Affiliate therefor with respect to such conflicts of interest or potential conflicts of interest, (iv) acknowledge and agree that Waterton and its Affiliates and the Waterton Board Managers will not have any duty to disclose to the Company, the Board of Managers, any other Member or any Affiliate thereof any such business opportunities, whether or not competitive with the Company’s business or Gryphon’s business and whether or not the Company or Gryphon might be interested in such business opportunity or Other Investment for itself, and (v) acknowledge and agree that Waterton and its Affiliates and the Waterton Board Members shall not be liable to the Company or any other Member or any Affiliate thereof for breach of fiduciary duty or breach of any other duty relating to the Company, its Operations or this Agreement (whether imposed by applicable Law or otherwise), by reason of the fact that Waterton or its Affiliates or any Waterton Board Member pursues or acquires any business opportunity, corporate opportunity or Other Investment, or fails to present such business opportunity, corporate opportunity or Other Investment, or information regarding the same, or takes any action with respect to or enforces its rights or remedies under any Credit Facilities, nor shall the Company, any Member or any Affiliate thereof make a claim or allegation related thereto. The Members and their Affiliates also acknowledge that Waterton and its Affiliates and the Waterton Board Managers have duties not to disclose confidential or proprietary information of or related to the Other Investments.

     (c) The Members and the Company hereby (i) agree that (A) the terms of this Section 20.26, to the extent that they modify or limit a duty or other obligation, if any, that Waterton or its Affiliates or the Waterton Board Managers may have to the Company or another Member under the Act or other applicable Law, are reasonable in form, scope and content; and (B) the terms of this Section 20.26 shall control to the fullest extent possible if it is in conflict with a duty, if any, that Waterton or its Affiliates or a Waterton Board Manager may have to the Company or another Member, with the Act, or with any other applicable Law; and (ii) expressly and specifically waive any duty or other obligation, if any, that Waterton or its Affiliates or the Waterton Board Managers may have to the Company or another Member pursuant to the Act or any other applicable Law, to the extent necessary to give full effect to the terms of this Section 20.26.

     (d)

     (i) The Members and the Company hereby agree that (i) the Company may from time to time employ or engage Waterton Representatives or Related Parties to provide services and advice to the Company on a consulting basis, (ii) the Company shall pay such Waterton Representatives or Related Parties fair market rates and compensation as determined by the Board of Managers, which the Company may effectuate either by direct payment or by reimbursement to Waterton, and (iii) any amounts paid to Waterton or to a Waterton Representative or Related Party for services or advice to the Company shall not constitute or be deemed to be a Distribution.

     (ii) The Members and the Company hereby agree that (i) the Company may from time to time employ or engage Gryphon Representatives or Related Parties to provide services and advice to the Company on a consulting basis, subject to the prior approval of the Board of Managers with respect to the identity and time of engagement of such Gryphon Representatives or Related Parties, (ii) the Company shall pay such Gryphon Representatives or Related Parties fair market rates and compensation as determined by the Board of Managers, which the Company may effectuate either by direct payment or by reimbursement to Gryphon, and (iii) any amounts paid to Gryphon or to a Gryphon Representative or Related Party for services or advice to the Company shall not constitute or be deemed to be a Distribution.

     (e) The Members and the Company hereby agree that (i) the Company shall make all payments under the Credit Facilities as and when the same are due and payable in accordance with the terms thereof, whether for principal, interest, fees, expenses or otherwise, (ii) each of Gryphon, the Company and Waterton shall make payments as and when due under the Supply Agreements in accordance with the terms thereof, (iii) any amounts paid to Waterton or its Affiliates under the Credit Facilities or any Supply Agreement shall not constitute or be deemed to be a Distribution, and (iv) any amounts paid to Gryphon or the Company under any Supply Agreement shall not constitute or be deemed to be a Capital Contribution.

     (f) The Members and the Company acknowledge, affirm and agree that (i) the execution and delivery of this Agreement is of material benefit to the Company and the Members, and that they would not be willing to execute and deliver this Agreement, and make Capital Contributions to the Company, without the benefit of this Section 20.26, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) of the Act.

     Section 20.27 Termination of Agreement.

     A Member will have no rights under this Agreement when that Member no longer holds any Interest in the Company. This Agreement will be terminated: (a) if one sole Member holds all the Interests in the Company, upon (i) the election of such sole Member in writing to dissolve the Company, and (ii) the subsequent dissolution of the Company in accordance with applicable Law; (b) upon dissolution of the Company in accordance with this Agreement and applicable Law; (c) upon written agreement of all Members; or (d) following a Public Offering.

[Remainder of the page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this amended and restated limited liability company agreement as of the date and year first above written.

BOREALIS MINING COMPANY LLC

By:
Name: James T. O’Neil Jr.
Title: Manager

BOREALIS HOLDINGS LLC

By:
Name: Richard J. Wells
Title: Manager

GRYPHON GOLD CORPORATION

By:
Name: James T. O’Neil Jr.
Title: President and CEO

[Signature Page -- LLC Agreement]

EXHIBIT A

FORM OF JOINDER

     This JOINDER (this “Joinder”) to the Limited Liability Company Agreement, dated as of º, by and among º, a limited liability company (the “Company”), and the Members of the Company from time to time party thereto (the “Agreement”), is made and entered into as of º by and between the Company and º (the “New Member”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

     WHEREAS, the New Member has acquired certain Class A Units (“New Member Units”), and the Agreement and the Company require the New Member, as a holder of such [Class A] Units, to become a party to the Agreement, and the New Member agrees to do so in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

     1. Agreement to be Bound. The New Member hereby agrees that upon execution of this Joinder, the New Member shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Member for all purposes thereof. In addition, the New Member hereby agrees that all New Member Units shall be deemed Units for all purposes of the Agreement.

     2. Notices. For purposes of Section 19.3 of the Agreement, all notices, demands or other communications to the New Member shall be directed to:

º
º
º
Telephone:	º
Facsimile:	º
Email: º

     3. Successors and Assigns. Except as otherwise provided in the Agreement, this Joinder shall bind and inure to the benefit of and be enforceable by the Members, the Company and its successors and permitted assigns, and the New Member and any subsequent holders of New Member Units and the respective successors and permitted assigns of each of them, so long as they hold New Member Units.

     4. Counterparts. This Joinder may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     5. Governing Law; Jurisdiction. The Act shall govern all issues and questions concerning the relative rights of the Company and the holders of Units, including the New Member. All other issues and questions concerning the construction, validity, interpretation and enforceability of the Agreement, including this Joinder, and the exhibits and schedules thereto shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the State of Colorado over any suit, action or proceeding arising out of or relating to this Joinder. The parties hereby agree that service of any process, summons, notice or document by United States registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment. In the event of a direct conflict between the provisions of this Joinder and any provision of the Agreement, the applicable provision of the Agreement shall control.

     6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS JOINDER OR THE AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO OR THERETO.

     7. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

     8. Descriptive Headings; Construction. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder. The parties to this Joinder have participated jointly in the negotiation and drafting of this Joinder. In the event an ambiguity or question of intent or interpretation arises, this Joinder shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Joinder. The word “including” means including without limitation.

     9. Delivery by Facsimile or Email. This Joinder, and each other agreement or instrument entered into in connection herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either party hereto or to any such agreement or instrument, the other party hereto or thereto shall re execute original forms thereof and deliver them to the other party. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[END OF PAGE]
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

º LLC

By:
Name:
Title:

[NEW MEMBER]

By:
Name:
Title:

Schedule 3.1

UNIT HOLDERS OF THE COMPANY

Schedule 3.1, as updated from time to time by the Board of Managers, is on file with the Company.

As of the Effective Date, information with respect to the Members is as follows:

Member	Class A Units	Interest	Initial Capital Contribution
Borealis Holdings LLC	6,000,000	60%
Gryphon Gold Corporation	4,000,000	40%

3.1 - 1

Schedule 7.1

BOARD OF MANAGERS

1)

Number, Appointment. Upon the effectiveness of this Agreement, the authorized number of managers on the Board of Managers (each, a “Board Manager”) will initially be five (5) Board Managers, and will consist of the following:

a)	Waterton Managers.

     (i) Waterton shall initially be entitled to designate three (3) Board Managers, who will at first be Richard J. Wells, Peter Ingram and Michael Woloschuk (the “Waterton Board Managers”).

     (ii) If for any reason Waterton holds less than forty percent (40%) but more than twenty-five percent (25%) of the outstanding Class A Units, Waterton shall have the right to designate two (2) Board Managers, and one of the three (3) initial Waterton Board Managers will be deemed immediately to have resigned and been removed from the Board of Managers, and the number of Board Managers shall be decreased by one (1); provided that Waterton shall designate which Board Manager is so removed.

     (iii) If for any reason Waterton holds less than twenty-five percent (25%) but more than ten percent (10%) of the outstanding Class A Units, Waterton shall have the right to designate one (1) Board Manager, and one of the two (2) Waterton Board Managers will be deemed immediately to have resigned and been removed from the Board of Managers, and the number of Board Managers shall be decreased by one (1); provided that Waterton shall designate which Board Manager is so removed.

     (iv) If for any reason Waterton holds less than ten percent (10%) of the outstanding Class A Units, Waterton shall not be entitled to designate a Board Manager, and any Waterton Board Managers will be deemed immediately to have resigned and been removed from the Board of Managers, and the number of Board Managers shall be decreased by one (1).

b)	Gryphon Board Managers.

(i)

Except as provided by Paragraphs (1)(b)(ii) – (1)(b)(iv) of this Schedule 7.1 or as otherwise set forth in this Agreement, Gryphon shall be entitled to designate two (2) Board Managers, who will at first be James T. O’Neil and William Goodhard (the “Gryphon Board Managers”).

(ii)

If for any reason Gryphon holds less than twenty-five percent (25%) but more than ten percent (10%) of the outstanding Class A Units, Gryphon shall have the right to designate one (1) Board Manager, and one of the two (2) initial Gryphon Board Managers will be deemed immediately to have resigned and been removed from the Board of Managers, and the number of Board Managers shall be decreased by one (1); provided that Gryphon shall designate which Board Manager is so removed.

(iii)

If for any reason Gryphon holds less than ten percent (10%) of the outstanding Class A Units, Gryphon shall not be entitled to designate a Board Manager, and any Gryphon Board Managers will be deemed immediately to have resigned and been removed from the Board of Managers, and the number of Board Managers shall be decreased by one (1).

7.1 - 1

c)

Growth Board Managers. The number of Board Managers after the date hereof may be increased by the Board of Managers, provided that Waterton or its Permitted Transferee shall have the right to, in connection with and as a condition to one or more bona fide outside equity financings or bona fide business acquisitions, increase the size of the Board by adding additional Board Managers (the “Growth Board Managers”). Waterton or its Permitted Transferee shall be entitled to designate the Growth Board Managers.

d)

Majority of Board. Notwithstanding anything to the contrary in this Schedule 7.1, Waterton or its Permitted Transferee shall be entitled, for as long they hold with their Permitted Transferees more than fifty percent (50%) of the outstanding Units, to designate not less than a majority of the Board Managers.

2)

Tenure. Except as provided by Law or by this Agreement, each Board Manager will hold office until he or she sooner dies or resigns, or is removed upon delivery of a written notice of removal to the Company by the Member or Members that designated such Board Manager pursuant to Paragraphs (1)(a), (1)(b) and (1)(c) above (with appropriate consents obtained as applicable) or if such Board Manager being removed was appointed by a vote of the Board of Managers, then by the Board of Managers (with appropriate consents obtained as applicable). A Manager may only be removed from the Board of Managers, with or without cause, by the Member or Members that designated such Board Manager.

3)

Vacancies. Any vacancy on the Board of Managers may be filled only by the Member, Members or Board of Managers who have the right to designate him or her in accordance with this Schedule 7.1. The Board of Managers will have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of Law or of this Agreement as to the number of Board Managers required for a quorum or for any vote or other actions.

4)

Regular Meetings. Regular meetings of the Board of Managers will be held with notice on at least a quarterly basis within or without the State of Nevada and at such other times as the Board of Managers may from time to time determine. It is agreed that more frequent meetings will be held in the first year of this Agreement.

5)

Special Meetings. Special meetings of the Board of Managers may be held at any time and at any place within or without the State of Nevada designated in the notice of the meeting, when called by the Chair of the Board of Managers or the President, reasonable notice thereof being given to each Board Manager by the Secretary or by the Chair of the Board, if any, the President or any one of the Board Managers calling the meeting.

6)

Notice. It will be reasonable and sufficient notice to a Board Manager to send notice by overnight delivery, e-mail or by facsimile at least five (5) days before the meeting addressed to such Board Manager at such Board Manager’s usual or last known business or residential address or to give notice to such Board Manager in person or by telephone at least two days before the meeting. Any notice shall, wherever practical, provide reasonable details regarding the matters to be voted on during such meeting. Notice of a meeting need not be given to any Board Manager if a written waiver of notice, executed by such Board Manager before or after the meeting, is filed with the records of the meeting, or to any Board Manager who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Board Manager. Notice of a meeting may be waived by Board Managers constituting a Quorum or, as applicable, an Adjusted Quorum.

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7)

Quorum. Except as may be otherwise required by Law, at any meeting of the Board of Managers a majority of the Board Managers then in office will constitute a quorum, provided that such quorum must include at least one Board Manager appointed by Waterton or its Permitted Transferee and one Board Manager appointed by Gryphon (“Quorum”). In the event a Waterton or a Gryphon designee fails to attend a duly called meeting of the Board of Managers, leaving the meeting without a Quorum, a simple majority of Board Managers will constitute a quorum for the next duly called meeting of the Board of Managers (“Adjusted Quorum”). Any such meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a Quorum or, as applicable, an Adjusted Quorum, is present, and the meeting may be held as adjourned without further notice.

8)	Action by Vote.

a)

Except as may be otherwise required by Law, when a Quorum or, as applicable, an Adjusted Quorum, is present at any meeting the vote of a majority of the Board Managers will be the act of the Board of Managers.

b)

At any time that Gryphon owns not less than forty percent (40%) of the outstanding Class A Units and is not a Delinquent Member, the following actions, in addition to requiring a vote of a majority of the Board Managers present at any such meeting, shall require the affirmative vote of the Waterton Board Managers and the Gryphon Board Managers voting at any such meeting (subject to the presence of a Quorum, or, as applicable, an Adjusted Quorum):

i.	Any voluntary bankruptcy, liquidation, dissolution or winding up of the Company (including the appointment of a liquidator with respect thereto);

ii.	Any grant, sale or assignment of a Royalty with respect to the Owned Property or any portion thereof;

iii.	Any issuance of Units to one or more third parties in connection with any capital raise for amounts in excess of $5,000,00; and

iv.	Any borrowing of money by the Company in amounts in excess of $20,000,000.

9)

Proxies. A Board Manager may vote at a meeting of the Board of Managers or any committee thereof either in person or by proxy executed in writing by such Board Manager. Proxies for use at any meeting of the Board of Managers or any committee thereof or in connection with the taking of any action by written consent will be filed with the Board of Managers, before or at the time of the meeting or execution of the written consent as the case may be.

10)

Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting so long as notice of such action is provided to each Board Manager and the majority of the Board of Managers provides consent in writing or by electronic communication and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent will be treated for all purposes as the act of the Board of Managers.

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11)

Participation in Meetings by Conference Telephone. Board Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by Law. Such participation will constitute presence in person at such meeting.

12)

Compensation. Each Board Manager will be reimbursed for such Board Manager’s reasonable out-of-pocket expenses incurred in the performance of such Board Manager’s duties as a Board Manager. Nothing contained in this Paragraph 12 of Schedule 7.1 will be construed to preclude any Board Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.

13)

Committees. The Board of Managers may, by vote of a majority of the whole board, (a) designate, change the membership of, or terminate the existence of any committee or committees, (b) designate one or more Board Managers as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee and (c) determine the extent to which each such committee will have and may exercise the powers of the Board of Managers in the management of the business and affairs of the Company, excepting, however, such powers which by Law or by this Agreement they are prohibited from so delegating. For so long as Gryphon is entitled to elect at least one Gryphon Board Manager, each committee shall include at least one Gryphon Board Manager. For so long as any Waterton Group Member is entitled to elect at least one Waterton Board Manager, each committee shall include at least one Waterton Board Manager. In the absence or disqualification of any member of such committee and his or her alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another Board Manager to act at the meeting in the place of any such absent or disqualified member. Committees shall initially include an Audit Committee. Except as the Board of Managers may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Managers or such rules, its business will be conducted as nearly as may be in the same manner as is provided by this Agreement for the conduct of business by the Board of Managers. Each committee will keep regular minutes of its meetings and report the same to the Board of Managers upon request.

14)

Chair of the Board of Managers. Subject to Article 7 of the Agreement, the Chair of the Board of Managers, if any, will have such duties and powers as will be designated from time to time by the Board of Managers. Unless the Board of Managers otherwise specifies, the Chair of the Board of Managers, or if there is none the President, will preside, or designate the person who will preside, at all meetings of Members and of the Board of Managers. For so long as Waterton or a Waterton Group Member shall own more than twenty-five percent (25%) of the outstanding Class A Units, a Waterton Board Manager shall serve as the Chair of the Board of Managers.

15)	Subsidiaries. Board of manager or board of director representation on any direct or indirect Subsidiaries of the Company shall be on substantially the same basis as provided herein.

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Schedule 8.1

OFFICERS

1)

Election. The officers may be elected by the Board of Managers at any time. At any time or from time to time the Board Managers may delegate to any officer their power to elect or appoint any other officer or any agents.

2)

Tenure. Each officer will hold office until his or her respective successor is chosen and qualified unless a shorter period will have been specified by the terms of his or her election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent will retain his or her authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.

3)

President and Vice President. Unless the Board of Managers otherwise specifies, the President will be the chief executive officer and will have direct charge of all business operations of the Company and, subject to the control of the Board of Managers, will have general charge and supervision of the business of the Company. Any Vice Presidents will have duties as will be designated from time to time by the Board of Managers, by the Chair of the Board of Managers or the President.

4)

Treasurer and Assistant Treasurers. Unless the Board of Managers otherwise specifies, the Treasurer (or if no Treasurer is elected, the President) will be the chief financial officer of the Company and will be in charge of its funds and valuable papers, and will have such other duties and powers as may be designated from time to time by the Board of Managers, the Chair of the Board of Managers, or the President. If no Controller is elected, the Treasurer (or if no Treasurer is elected, the President) will, unless the Board of Managers otherwise specifies, also have the duties and powers of the Controller. Any Assistant Treasurers will have such duties and powers as will be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the President or the Treasurer.

5)

Controller and Assistant Controllers. If a Controller is elected, the Controller will, unless the Board of Managers otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller will have such other duties and powers as may be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the President or the Treasurer. Any Assistant Controller will have such duties and powers as will be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the President, the Treasurer or the Controller.

6)

Secretary and Assistant Secretaries. The Secretary will record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and will file therein all actions by written consent of the Board of Managers. In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, will record the proceedings thereof. The Secretary will keep or cause to be kept records, which will contain the names and record addresses of all Members. The Secretary will have such other duties and powers as may from time to time be designated by the Board of Managers, the Chair of the Board of Managers or the President. Any Assistant Secretaries will have such duties and powers as will be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the President or the Secretary.

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7)

Vacancies. If the office of any officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor will hold office for the unexpired term, and until his or her successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

8)

Resignation and Removal. The Board of Managers may at any time remove any officer either with or without cause. The Board of Managers may at any time terminate or modify the authority of any agent. Any officer may resign at any time by delivering his or her resignation in writing to the Chair of the Board of Managers, the President or the Secretary or to a meeting of the Board of Managers. Such resignation will be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation will so state.

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Schedule 14.1.1

PROGRAMS AND BUDGETS

PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING

     1) Operations Pursuant to Programs and Budgets.

     As set forth in Section 14.1 of the Agreement, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired consistent with Programs and Budgets duly adopted by the Board of Managers. The Program and Budget shall set forth a schedule of anticipated Capital Contributions for the period covered by such Program and Budget. The Members shall make their Capital Contributions as set forth in the Program and Budget in accordance with this Agreement, and any Member failing to make such Capital Contribution shall be subject to the provisions of Section 3.7.

     2) Presentation of Proposed Programs and Budgets.

     Not later than November 1 of each calendar year, the Board of Managers shall designate a Committee of the Board of Managers to prepare a proposed Program and Budget for the succeeding calendar year or such longer period approved by the Board of Managers, and submit the proposed Program and Budget for such calendar year or other period to the Board of Managers for its review and approval. The proposed Program and Budget shall be accompanied by a notice of the date and time of the meeting of the Board of Managers to be held to consider the proposed Program and Budget, which date shall not be less than twenty (20) days after the submission of the proposed Program and Budget to the Board of Managers.

     3) Approval of Proposed Programs and Budgets.

     On or before December 15 of each calendar year at a meeting of the Board of Managers, the Board of Managers shall vote on and adopt a Program and Budget. If the Board of Managers does not approve the proposed Program and Budget, then the Board of Managers shall call another meeting to be held within ten (10) days after the first meeting to consider the Program and Budget and to vote on a revised Program and Budget. During such ten (10) day period, the Board of Managers shall work in good faith to develop a revised Program and Budget that can be approved by the Board of Managers. At the subsequent meeting to again vote on the Program and Budget (taking into account any revisions proposed during the revision period), the Board of Managers shall vote to either accept or reject the revised Program and Budget.

     4) Amendments.

     The Board of Managers may propose and adopt amendments (“Amendments”) to any currently approved Program and Budget from time to time before incurring costs under the Amendment.

     5) Deadlock on Proposed Programs and Budgets.

     If the Board of Managers fails to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, subject to the contrary direction of the Board of Managers and to the receipt of necessary funds, the Board of Managers shall continue Operations (a) if an initial Program and Budget has not been adopted, at levels sufficient to maintain the then current Operations and Properties, and (b) if an initial Program and Budget has been adopted, at levels substantially comparable with the last adopted Program and Budget. The Members shall continue to make Capital Contributions in accordance with the Interests applicable to the last adopted Program and Budget in response to Capital Calls from the Board of Managers to fund such Operations during any period in which a Program and Budget has not been adopted.

     6) Budget Overruns; Program Changes.

     The Board of Managers shall immediately provide notice to the Members of any material departure from an adopted Program and Budget. Budget overruns shall be considered costs and expenses of the Company, and shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests.

14.1.1 - 1

     7) Emergency or Unexpected Expenditures.

     In case of an emergency, the Board of Managers may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Laws. The Board of Managers may also make reasonable expenditures for unexpected events that are beyond its reasonable control. The Board of Managers shall promptly provide notice to the Members of the emergency or unexpected expenditure, and shall be reimbursed for all resulting costs by the Company, which costs shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests at the time the emergency or unexpected expenditures are incurred.

     8) Monthly Reports.

     The Board of Managers shall promptly submit to the Members the following reports:

     (i) monthly statements of account reflecting in reasonable detail the charges and credits for the Company during the preceding month;

     (ii) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget;

     (iii) periodic summaries of data acquired by or on behalf of the Company;

     (iv) copies of any reports prepared by or on behalf of the Company concerning Operations;

     (v) a detailed final report within 30 days after completion of each Program and Budget (or such other period of time established by the Board of Managers), which report shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

     (vi) such other reports and such other informationas the Board of Managers may reasonably request.

     9) Inspection Rights.

     The Company shall (a) provide to the Members, accountants, lawyers, consultants, advisors and other representatives of each Member, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information in the possession or control of the Company pertaining to the Company or the Operations, and (b) at the sole risk of the requesting Member, and subject to the health and safety requirements of applicable Laws and the Company’s reasonable safety policies and procedures, permit the Members, accountants, lawyers, consultants, advisors and other representatives of each Member to inspect the Assets and Operations. The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Company. The Company shall pay the reasonable costs and expenses in connection with one (1) annual site visit by a Member per year.

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Schedule 14.1.2

INITIAL BUDGET

[see attached]

14.1.2 - 1

Schedule 20.4.1

AREA OF MUTUAL INTEREST; ABANDONMENT

     1) Acquisitions Within Area of Interest.

     (a) General. Except as described in this Schedule 20.4.1, no Member or former Member shall, or shall authorize or permit its Affiliates to, directly or indirectly, acquire any interest or right to acquire any interest in any real property, minerals, water rights relating to real property or other real property interest (whether fee, surface, mineral, patented, unpatented, lease, right of use, or otherwise) that is wholly or partially within the Area of Interest (collectively, “Covered Real Property”), either directly or indirectly, alone, or as a member, partner, stockholder or other investor in any Person, at any time until the earlier of (i) the termination of the Company and (ii) the date that is sixty (60) months after the date that such Person no longer is a Member in the Company for any reason. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Schedule 20.4.1 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

     (b) Notice to Other Member. Within ten (10) Business Days after the acquisition by any Member (the “Acquiring Member”) or any Affiliate of the Acquiring Member of any Covered Real Property (excluding Covered Real Property acquired by or on behalf of the Company under a Program), the Acquiring Member shall provide notice to the other Member of such acquisition. The Acquiring Member’s notice shall describe in detail the terms of the acquisition (including the associated costs), the Covered Real Property subject to the acquisition, whether or not the Acquiring Member believes the acquisition of the Covered Real Property by the Company is in its best interests, and the reasons for its conclusions. In addition to the notice, the Acquiring Member shall make any and all information concerning the Covered Real Property and the terms of the acquisition available for inspection by the other Member.

     (c) Option Exercised. If, within sixty (60) days after receiving the Acquiring Member’s notice, the other Member provides notice to the Acquiring Member that it elects to participate in the Covered Real Property, the Acquiring Member shall, or shall cause its Affiliate to, convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire interest or right to acquire the Covered Real Property (or if to the other Member, a proportionate undivided interest in the Covered Real Property based on the Interests of the Members), free and clear of all Encumbrances arising by, through or under the Acquiring Member and its Affiliates, other than those to which both Members have agreed. If conveyed to the Company, the Covered Real Property shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member’s election to participate. Such other Member shall promptly pay to the Acquiring Member its proportionate share based on Interests of the Acquiring Member’s and its Affiliates’ actual out-of-pocket acquisition costs.

     (d) Option Not Exercised. If the other Member does not give notice of its election to participate within the sixty (60) day period in clause (c), neither such other Member nor the Company shall have any interest in the Covered Real Property, and the Covered Real Property shall not be a part of the Properties or otherwise be subject to this Agreement.

20.4.2 - 1

2) Surrender or Abandonment of Property.

     Either Member may request that the Company surrender or abandon part or all of the Properties. If the Board of Managers does not authorize such surrender or abandonment after such a request, or authorizes such surrender or abandonment over the objection of a Member, subject to the terms of any Company indebtedness or other contractual or legal restrictions binding on the Company, the Member that desires to retain such Properties shall be distributed such Properties without cost to such Member by special warranty deed, free and clear of all liens and encumbrances created by, through or under the Member that desires for such Properties to be surrendered or abandoned (but subject to any liens and encumbrances previously created thereon by the Company or existing at the time such Properties were acquired by the Company), which Properties the Members agree shall be assigned an agreed fair market value as of the time of distribution of zero dollars. The Member that desires to abandon or surrender such Properties shall remain liable to reimburse the acquiring Member and its Indemnified Member Parties for its share (determined by Interests as of the date of such distribution) of any adverse consequences with respect to such Properties, including Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after the date of such distribution, arising out of activities before the date of such distribution.

20.4.2 - 2